UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (Amendment No.      )

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Legacy Reserves LP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Legacy Reserves LP
303 W. Wall, Suite 1400
Midland, Texas 79701

April 14, 2009

To Our Limited Partners:

     You are cordially invited to attend the 2009 Annual Meeting of Unitholders of Legacy Reserves LP to be held on May 14, 2009 commencing at 10:30 a.m. local time at the Hilton Midland Plaza located at 117 W. Wall, Midland, Texas 79701. Proxy materials, which include a Notice of the Meeting, Proxy Statement and proxy card, are enclosed with this letter. The attached proxy statement is first being mailed to unitholders of Legacy Reserves LP on or about April 14, 2009. We have also enclosed our 2008 Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

     The board of directors of our general partner has called this Annual Meeting for you to consider and act upon the election of directors of our general partner’s board of directors to serve until the next Annual Meeting of Unitholders. The current board of directors of our general partner unanimously recommends that you approve this proposal.

     Even if you plan to attend the meeting, you are requested to sign, date and return the proxy card in the enclosed envelope. If you attend the meeting after having returned the enclosed proxy card, you may revoke your proxy, if you wish, and vote in person. A proxy may also be revoked at any time before it is exercised by giving written notice to, or filing a duly exercised proxy bearing a later date with, our Secretary. If you would like to attend and your units are not registered in your own name, please ask the broker, trust, bank or other nominee that holds the units to provide you with evidence of your unit ownership.

     We look forward to seeing you at the meeting.

Sincerely, Cary D. Brown Chief Executive Officer and Chairman of the Board, Legacy Reserves GP, LLC, general partner of Legacy Reserves LP

Legacy Reserves LP
303 W. Wall, Suite 1400
Midland, Texas 79701
_______________

NOTICE OF THE 2009
ANNUAL MEETING OF UNITHOLDERS
_______________

     The Annual Meeting of the Unitholders of Legacy Reserves LP, or the Partnership, will be held on Thursday, May 14, 2009, at 10:30 a.m. local time at the Hilton Midland Plaza located at 117 W. Wall, Midland, Texas 79701 for the following purposes:

     1. To elect seven (7) directors to the board of directors of our general partner, each to serve until the next Annual Meeting of Unitholders; and

     2. To transact any other business as may properly come before the Annual Meeting or any adjournment thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from unitholders in favor of adopting the foregoing proposals.

     Only unitholders of record at the close of business on April 3, 2009, are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. A list of such unitholders will be open to examination, during regular business hours, by any unitholder for at least ten days prior to the Annual Meeting, at our offices at 303 W. Wall, Suite 1400, Midland, Texas 79701. Unitholders holding at least a majority of the outstanding units representing limited partner interests are required to be present or represented by proxy at the meeting to constitute a quorum.

     Please note that space limitations make it necessary to limit attendance at the meeting to unitholders, though each unitholder may be accompanied by one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m. Each unitholder may be asked to present valid picture identification, such as a driver’s license or passport. Unitholders holding units in brokerage accounts must bring a copy of a brokerage statement reflecting unit ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Midland, Texas April 14, 2009	By Order of the Board of Directors, Cary D. Brown Chief Executive Officer and Chairman of the Board, Legacy Reserves GP, LLC, general partner of Legacy Reserves LP

YOUR VOTE IS IMPORTANT

To ensure your representation at the meeting, please sign, date and return your proxy as promptly as possible. An envelope, which requires no postage if mailed in the United States, is enclosed for this purpose.

Mailing your completed proxy will ensure your representation at the meeting, whether you attend or not.

If you do attend the meeting and prefer to vote in person, you may do so.

Proxy Statement for the
Annual Meeting of Unitholders of
LEGACY RESERVES LP
To Be Held on Thursday, May 14, 2009

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	1
The Annual Meeting	1
Voting and Proxy Procedures	1
Quorum and Required Votes	3
Additional Questions and Information	3
PROPOSAL 1 ELECTION OF DIRECTORS	4
Board of Directors	4
Voting	4
Recommendation and Proxies	4
Nominees for Election	5
CORPORATE GOVERNANCE	7
Management of Legacy Reserves LP	7
Board of Directors	8
Director Independence	8
Code of Ethics	12
COMPENSATION DISCUSSION AND ANALYSIS	12
Introduction	12
Corporate Governance	13
Executive Officer Compensation Strategy and Philosophy	14
Components of Compensation	15
REPORT OF THE COMPENSATION COMMITTEE	21
EXECUTIVE COMPENSATION	22
Summary Compensation Table	22
Grants of Plan-Based Awards for Fiscal Year 2008	23
Employment Agreements	24
Benefits Payable Upon Termination or Change in Control	25
Outstanding Equity Awards at 2008 Fiscal Year-End	28
Option Exercises and Units Vested in 2008	29
Equity Compensation Plan Information	29
DIRECTOR COMPENSATION	29
Director Compensation for the 2008 Fiscal Year	30
MANAGEMENT	30
Executive Officers	30
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	32
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	34
Distributions and Payments to Our General Partner and Its Affiliates	35
Distribution Upon Liquidation	35
Transactions with Related Persons	35
Review, Approval and Ratification of Transactions with Related Persons	36
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	36

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	37
AUDIT COMMITTEE REPORT FOR FISCAL YEAR 2008	38
OTHER MATTERS	39
Required Vote	39
Section 16(a) Beneficial Ownership Reporting Compliance	39
Unitholder Proposals	39
Communications with Directors or the Board of Directors	39
Availability of Annual Report	39

ii

Legacy Reserves LP
303 W. Wall, Suite 1400
Midland, Texas 79701
________________

PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF UNITHOLDERS
TO BE HELD ON MAY 14, 2009
________________

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The Annual Meeting

     Unless otherwise indicated, the terms “Partnership,” “we,” “our,” and “us” are used in this proxy statement to refer to Legacy Reserves LP together with our subsidiaries. The terms “board” and “board of directors” refer to our general partner’s board of directors.

What is a proxy statement and why is it important?

     We hold a meeting of unitholders annually. This year’s meeting will be held on May 14, 2009. Our board of directors is seeking your proxy to vote at the 2009 Annual Meeting of Unitholders. This proxy statement contains important information about the Partnership and the election of directors to be voted on at the meeting. Please read these materials carefully so that you have the information you need to make informed decisions.

     You do not need to attend the Annual Meeting to vote. Instead, you may simply complete, sign and return the enclosed proxy card.

When and where is the Annual Meeting?

     The 2009 Annual Meeting of Unitholders of Legacy Reserves LP will be held on Thursday, May 14, 2009, at 10:30 a.m., local time, at the Hilton Midland Plaza located at 117 W. Wall, Midland, Texas 79701.

What am I being asked to vote upon?

     You are being asked to approve the election of the directors nominated to our general partner’s board of directors to serve until the next Annual Meeting of Unitholders, and to consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Voting and Proxy Procedures

Who may vote at the Annual Meeting?

     Only unitholders of record at the close of business on April 3, 2009, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting. If you were a unitholder of record on that date, you will be entitled to vote all of the units representing limited partner interests of Legacy Reserves LP, each referred to as a Unit, that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting. We are mailing this proxy statement to unitholders on or about April 14, 2009.

What are the voting rights of the holders of Units?

     Each Unit is entitled to one vote on all matters. Your proxy card indicates the number of units that you owned as of the record date.

Who is soliciting my proxy?

     Our general partner’s board of directors on behalf of the Partnership is soliciting proxies to be voted at the Annual Meeting.

What different methods can I use to vote?

     By Written Proxy. Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person.

     If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (Steven H. Pruett or William M. Morris are the individuals named as proxies on your proxy card) will vote your units as you have directed. Unless otherwise directed in the proxy card, your proxy will vote your units for the election of the seven director nominees proposed by our general partner’s board of directors.

     If any other matter is presented, it is the intention of the persons named in the enclosed proxy card to vote proxies held by them in accordance with their best judgment. At the time this proxy statement was first mailed to unitholders, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

     In Person. All unitholders of record may vote in person at the Annual Meeting. If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your units are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the units on the record date.

How may I revoke my signed proxy card?

     You may revoke your proxy card or change your vote at any time before your proxy is voted at the Annual Meeting. You can do this in one of three ways:

  First, you can send a written notice in advance of the meeting to our Secretary at 303 W. Wall, Suite 1400, Midland, Texas 79701, stating that you would like to revoke your proxy.

  Second, you can complete and submit a later-dated proxy card.

  Third, you can attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not alone revoke your proxy unless you vote at the meeting as described below.

     If you have instructed a broker to vote your units, you must follow directions received from your broker to change those instructions.

What does it mean if I get more than one proxy card?

     It indicates that your units are held in more than one account, such as two brokerage accounts registered in different names. You should complete each of the proxy cards to ensure that all of your units are voted. We encourage you to register all of your brokerage accounts in the same name and address for better service. You should contact your broker, bank or nominee for more information. Additionally, our transfer agent, Computershare Trust Company, N.A., can assist you if you want to consolidate multiple accounts registered in your name by contacting our transfer agent at P.O. Box 43078, Providence, RI 02940-3078, Telephone: (781) 575-4238.

Quorum and Required Votes

How many votes are needed to hold the meeting?

     A majority of the outstanding units as of the record date must be represented at the meeting in order to hold the meeting and conduct business. This is called a quorum. As of the record date, April 3, 2009, there were 31,074,339 units outstanding held by approximately 11,721 holders. Unitholders are entitled to one vote, exercisable in person or by proxy, for each unit, held by such Unitholder on the record date. Our partnership agreement does not provide for cumulative voting.

     Units are counted as present at the Annual Meeting if:

  the unitholder is present and votes in person at the meeting,

  the unitholder has properly submitted a proxy card, or

  under certain circumstances, the unitholder’s broker votes the units.

Who will count the vote?

     Representatives of Computershare Trust Company, N.A., our transfer agent, will tabulate the votes.

How many votes must the director nominees have to be elected?

     The affirmative vote of holders of a plurality of the units present or represented by proxy at the meeting and entitled to vote is required for the election of each director nominee. Therefore, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.

How are abstentions and broker non-votes counted?

     Abstentions and broker non-votes are included in determining whether a quorum is present, but will not be included in vote totals and will not affect the outcome of the vote.

How are proxies solicited?

     Proxies may be solicited by mail, telephone, or other means by our general partner’s officers, directors and our employees. No additional compensation will be paid to these individuals in connection with proxy solicitations. We will pay for distributing and soliciting proxies and will reimburse banks, brokers and other custodians their reasonable fees and expenses for forwarding proxy materials to unitholders.

Additional Questions and Information

     If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions, including the procedures for voting your units, you should contact:

Legacy Reserves LP
303 W. Wall, Suite 1400
Midland, Texas 79701
Attention: Steven H. Pruett
President, Chief Financial Officer and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF UNITHOLDERS TO BE HELD ON MAY 14, 2009

     The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2008 are available at http://ir.legacylp.com/annual-proxy.cfm.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

     The Amended and Restated Limited Liability Company Agreement of our general partner provides that our general partner’s board of directors will consist of a number of directors as determined from time to time by resolution adopted by a majority of directors then in office, but shall not be less than seven, nor more than nine. Currently, our general partner’s board of directors has seven directors. Each of the nominees for election to the board of directors is currently a director of Legacy Reserves GP, LLC. If elected at the annual meeting, each of the nominees will be elected to hold office for a one year term and thereafter until his successor has been elected and qualified, or until his earlier death, resignation or removal.

Voting

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Units represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such units will be voted for the election of such substitute nominee as may be nominated by our general partner’s board of directors. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Recommendation and Proxies

   The board of directors recommends a vote FOR each of the nominees named below.

     The persons named in the enclosed proxy card will vote all units over which they have discretionary authority FOR the election of the nominees named below. Although our general partner’s board of directors does not anticipate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed persons will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

     Set forth below is biographical information for each person nominated for a one-year term expiring at the 2010 Annual Meeting. Each of the director nominees is an existing director standing for re-election.

Nominees for Election

Name	Principal Occupation	Age	Director Since
Cary D. Brown

Mr. Brown is Chairman of the board of directors of our general partner and Chief Executive Officer of our general partner and has served in such capacities since our founding in October 2005. Prior to October 2005, Mr. Brown co-founded two businesses, Moriah Resources, Inc. and Petroleum Strategies, Inc. Moriah Resources, Inc. was formed in 1992 to acquire oil and natural gas reserves. Petroleum Strategies, Inc. was formed in 1991 to serve as a qualified intermediary in connection with the execution of Section 1031 transactions for major oil companies, public independents and private oil and natural gas companies. Mr. Brown has served as Executive Vice President of Petroleum Strategies, Inc. since its inception in 1991. Mr. Brown served as an auditor for Grant Thornton in Midland, Texas from January 1990 to June 1991 and for Deloitte & Touche in Houston, Texas from June 1989 to December 1989. In 1995, Mr. Brown also founded and organized The Executive Oil Conference held in Midland, Texas, which draws over 300 oil and natural gas industry professionals each year. Mr. Brown has a Bachelor of Business Administration degree, with honors, from Abilene Christian University. Mr. Brown has 19 years of experience in the oil and natural gas industry with 17 years of experience in the Permian Basin.

		42	October 2005
Kyle A. McGraw

Mr. McGraw is a member of the board of directors of our general partner and also serves as the Executive Vice President of Business Development and Land of our general partner and has served in such capacities since our founding in October 2005. Mr. McGraw joined Brothers Production Company in 1983, and has served as its General Manager since 1991 and became President in 2003. During his 23 year tenure at Brothers Production Company, Mr. McGraw has served in numerous capacities including reservoir and production engineering, acquisition evaluation and land management. Mr. McGraw is a registered professional engineer (inactive status) in the state of Texas. Mr. McGraw has a Bachelor of Science degree in Petroleum Engineering from Texas Tech University. Mr. McGraw has 26 years of experience in the oil and natural gas industry in the Permian Basin.

		49	October 2005

Name	Principal Occupation	Age	Director Since
Dale A. Brown	Mr. Brown is a member of the board of directors of our general partner and has served in such capacity since our founding in October 2005. Mr. Brown has been President of Moriah Resources, Inc. since its inception in 1992 and President of Petroleum Strategies, Inc. since he co-founded it in 1991 with his son, Cary D. Brown. Mr. Brown is a retired certified public accountant. Mr. Brown has a Bachelor of Science degree in Accounting from Pepperdine University.	66	October 2005
G. Larry Lawrence

Mr. Lawrence has been a member of the board of directors of our general partner since May 1, 2006. Since June 2006, Mr. Lawrence has been self-employed as a management consultant doing business as Crescent Consulting. From September 2006 to the present, he has served as Chief Financial Officer on a contract basis for Lynx Operating Company, a private company engaged in oil and gas operations with a primary business focus on gas processing. From May 2004 through April 2006 Mr. Lawrence served as Controller of Pure Resources, an exploration and production company and a wholly-owned subsidiary of Unocal Corporation which was acquired by Chevron Corporation. From June 2000 through May 2004, Mr. Lawrence was a practice manager of the Parson Group, LLC, a financial management consulting firm whose services included Sarbanes Oxley engagements with oil and natural gas industry clients. From 1973 through May 2000, Mr. Lawrence was employed by Atlantic Richfield Company (ARCO) where he most recently (from 1993 through 2000) served as Controller of ARCO Permian. Mr. Lawrence has a Bachelor of Arts degree in Accounting, with honors, from Dillard University.

		57	May 2006
William D. (Bill) Sullivan

Mr. Sullivan was appointed to the board of directors of our general partner upon completion of our private equity offering on March 15, 2006. Since May 2004, Mr. Sullivan has served as a director of St. Mary Land & Exploration Company, a publicly traded exploration and production company and Targa Resources GP, LLC (the general partner of Targa Resource Partners LP) since February 14, 2007. Mr. Sullivan has served as a Director of Tetra Technologies, Inc. since August 2007. From May 2004 through its sale in August 2005, Mr. Sullivan served as a director of Gryphon Exploration Company, a privately held exploration and production company. Prior to joining the board of directors of St. Mary Land & Exploration Company and Gryphon Exploration Company, Mr. Sullivan was employed in various capacities by Anadarko Petroleum Corporation from 1981 to August 2003, most recently as Executive Vice President, Exploration and Production (from August 2001 through August 2003). From June 15, 2005 to August 5, 2005, Mr. Sullivan was president and CEO of Leor Energy L.P., a privately held exploration and production company. Mr. Sullivan has a Bachelor of Science degree in Mechanical Engineering, with high honors, from Texas A&M University.

		52	March 2006

Name	Principal Occupation	Age	Director Since
William R. Granberry

Mr. Granberry was appointed to the board of directors of our general partner on January 23, 2008. Mr. Granberry has over 40 years of experience in the oil and gas industry. Mr. Granberry has been a member of the Board of Directors of The Williams Companies, Inc. since November 2005 and a member of Compass Operating Company, LLC, a small, private oil and gas exploration, development and producing company with properties in West Texas and Southeast New Mexico since October 2004. From 1999 through September 2004, he managed investments and consulted with oil and gas companies. Mr. Granberry was President and Chief Operating Officer of Tom Brown, Inc. from 1996 to 1999. Tom Brown, Inc. was a public oil and gas company with exploration, development, acquisition and production activities throughout the central United States. Mr. Granberry earned B.S. and M.S. degrees in Petroleum Engineering from the University of Texas and upon graduation, worked for Amoco Production Company for 16 years.

		66	January 2008
Kyle D. Vann

Mr. Vann was appointed to the board of directors of our general partner upon completion of our private equity offering on March 15, 2006. From 1979 through January 2001, Mr. Vann was employed by Koch Industries. From February 2001 through December 2004, Mr. Vann served as Chief Executive Officer of Entergy — Koch, LP, an energy trading and transportation company. Mr. Vann continues to serve Entergy as a consultant and serves on the board and consults with Texon, LP, a private petroleum transportation company. On May 8, 2006, Mr. Vann was appointed to the board of directors of Crosstex Energy, L.P., a publicly traded midstream master limited partnership. Mr. Vann has a Bachelor of Science in Chemical Engineering, with honors, from the University of Kansas.

		61	March 2006

CORPORATE GOVERNANCE

Management of Legacy Reserves LP

     The directors and officers of Legacy Reserves GP, LLC, as our general partner, manage our operations and activities. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. Other than through their ability to elect directors of our general partner as described below, unitholders will not be entitled to directly or indirectly participate in our management or operation.

     Our general partner owes a fiduciary duty to our unitholders. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Our general partner therefore may cause us to incur indebtedness or other obligations that are nonrecourse to it.

     The limited liability company agreement of our general partner provides for a board of directors of not less than seven and not more than nine members.

     Our unitholders, including affiliates of our general partner, are entitled to annually elect all of the directors of our general partner. Directors of our general partner hold office until the earlier of their death, resignation, removal or disqualification or until their successors have been elected and qualified.

Board of Directors

     During the fiscal year ended December 31, 2008, our general partner’s board of directors held eleven meetings. Each director attended at least 91% of the aggregate number of meetings of the board of directors during their term. It is the policy of our general partner’s board of directors to encourage directors to attend each meeting of unitholders. All of our directors attended the Annual Meeting held in 2008.

Director Independence

     Three members of the board of directors of our general partner serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers, or employees of its affiliates, and must meet the independence and experience standards established by any national securities exchange on which our securities may be listed and the Securities Exchange Act of 1934, as amended, or Exchange Act, and other federal securities laws. Under NASDAQ Global Select Market, or NASDAQ, listing standards the board of directors must affirmatively determine that a director is independent. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. In addition, the board of directors of our general partner has an audit committee of three directors who meet the independence and experience standards established by NASDAQ and the Exchange Act. The audit committee reviews our external financial reporting, recommends engagement of our independent auditors and reviews procedures for internal auditing and the adequacy of our internal accounting controls. The board of directors of our general partner also has a compensation committee, consisting of three independent members, that administers the Legacy Reserves LP Long-Term Incentive Plan, or LTIP. Additionally, the board of directors of our general partner has a nominating and governance committee, consisting of three independent members, that will nominate candidates to serve on the board of directors of our general partner.

     The board annually reviews all relevant business relationships any director may have with Legacy and the independence standards established by the NASDAQ. As a result of its annual review and nomination process, the board has determined that none of the Messrs. Sullivan, Lawrence, Vann and Granberry has a material relationship with the Partnership and, as a result, such directors are determined to be independent. We are not required to have a majority of independent directors on the board of directors of our general partner; however, we currently have a majority of independent directors on the board of directors of our general partner.

     Independent members of the board of directors of our general partner serve as the members of the conflicts (Messrs. Sullivan (chairman), Granberry, Lawrence and Vann), audit (Messrs. Lawrence (chairman), Granberry and Sullivan ), compensation (Messrs. Vann (chairman), Lawrence and Sullivan) and nominating and governance (Messrs. Sullivan (chairman), Lawrence and Vann) committees.

     The audit committee met five times, the compensation committee met three times, the nominating and governance committee met once, and the conflicts committee met once during 2008. Each director attended 100% of the aggregate number of meetings of the committees of the board of directors on which he served during 2008.

   Audit Committee

   Membership

     The audit committee has been established in accordance with Rule 10A-3 promulgated under the Exchange Act. The board of directors of our general partner has appointed Messrs. Lawrence, Sullivan and Granberry as members of the audit committee. Mr. Lawrence serves as the chair of the committee. Each of the members of the audit committee have been determined by the board of directors to be independent under NASDAQ’s standards for audit committee members to serve on its audit committee. In addition, the board of directors has determined that at least one member of the audit committee (Mr. Lawrence) has such accounting or related financial management expertise sufficient to qualify such person as the audit committee financial expert in accordance with Item 407 of Regulation S-K and NASDAQ requirements.

   Responsibilities

     The audit committee assists the general partner’s board of directors in overseeing:

  our accounting and financial reporting processes;

  the integrity of our financial statements;

  our compliance with legal and regulatory requirements;

  the qualifications and independence of our independent auditors; and

  the performance of our internal audit function and our independent auditors.

     The audit committee is also charged with making regular reports to the board of directors of the general partner and preparing any reports that may be required under rules of NASDAQ or the Securities and Exchange Commission, or SEC.

   Charter

     The board of directors has adopted a charter for the audit committee, a copy of which is available on our website at www.legacylp.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at our website in general is intended or deemed to be incorporated by reference herein.

   Compensation Committee

   Membership

     The compensation committee consists of three members of the board of directors, Messrs. Lawrence, Sullivan and Vann, all of whom have been determined by the board of directors of our general partner to be independent under NASDAQ listing standards. In addition, each member of the compensation committee qualifies as a “non-employee” director within the meaning of Rule 16b-3 promulgated under the Exchange Act, and as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Mr. Vann is the chair of the compensation committee.

   Responsibilities

     The committee’s responsibilities under its charter are to:

  evaluate and/or develop the compensation policies applicable to the executive officers of the our general partner, which are required to include guidance regarding the specific relationship of performance to executive compensation;

  review and approve on an annual basis the corporate goals and objectives with respect to compensation for the Chief Executive Officer;

  evaluate at least once a year the Chief Executive Officer’s performance in light of established goals and objectives;

  determine and approve the Chief Executive Officer’s compensation;

  make recommendations to the board with respect to the compensation to be paid to the general partner’s other executive officers based on the approval of the compensation committee of the Chief Executive Officer’s report and recommendation;

  periodically review the compensation paid to non-employee directors (including board and committee chairpersons) and to make recommendations to the board regarding any adjustments;

  review and make recommendations to the board with respect to our incentive compensation and other unit-based plans;

  assist the full board with respect to the administration of the incentive compensation and other unit-based plans; and

  prepare and publish an annual executive compensation report.

   Charter

     The board of directors has adopted a charter for the compensation committee, a copy of which is available on our website at www.legacylp.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at our website in general is intended or deemed to be incorporated by reference herein.

   Nominating and Governance Committee

   Membership

     The nominating and governance committee consists of Messrs. Lawrence, Sullivan and Vann. Mr. Sullivan serves as the chair of the committee. The board of directors has determined that all members of the nominating and governance committee are independent under NASDAQ listing standards. The purpose of the nominating and governance committee is to:

  identify, recruit, evaluate and recommend individuals for election to the board and the committees thereof as well as to fill any vacancies, consistent with criteria approved by the board,

  develop and oversee the general partner’s policies and procedures regarding compliance with applicable laws and regulations relating to the honest and ethical conduct of the general partner’s directors, officers and employees, and senior financial officers (as well as the sole responsibility for granting any waivers thereunder), evaluate annually, based on input from the entire board, the performance of the general partner’s Chief Executive Officer and report the results of the evaluation to the compensation committee, and oversee the evaluations of the board, the committees of the board and management.

   Responsibilities

     In addition to the purposes of the board listed above, the duties of the nominating and governance committee include:

  develop a process to be used by the committee in identifying and evaluating candidates for membership on the board and its committees,

  annually present to the board a list of nominees recommended for election to the board at the annual meeting of unitholders,

  adopt a policy regarding the consideration of any director candidates recommended by unitholders of the Partnership and the procedures to be followed by such unitholders in making such recommendations, adopt a process for unitholders of the Partnership to send communications to the board, and recommend general matters for consideration by the board including, but not limited to: (i) the structure of board meetings, (ii) director retirement policies, (iii) director and officer insurance policy requirements, (iv) policies regarding the number of boards on which a director may serve, (v) director orientation and training, and (vi) the role of the general partner’s executive officers and the outside directorships of such directors.

   Director Nominations

     Under our amended and restated agreement of limited partnership, unitholders desiring to suggest a board nominee must give prior written notice to our Secretary regarding the persons to be nominated. The notice must be received at our principal executive offices at the address shown on the cover page within the specified period and must be accompanied by the information and documents specified in the amended and restated agreement of limited partnership. A copy of the amended and restated agreement of limited partnership may be obtained by writing to our Secretary at the address shown on the cover page.

     Recommendations by unitholders for directors to be nominated at the 2010 annual meeting of unitholders must be in writing and include sufficient biographical and other relevant information such that an informed judgment as to the proposed nominee’s qualifications can be made and the name, address and the class and number of units owned by such unitholder. Recommendations must be accompanied by a notarized statement executed by the proposed nominee consenting to be named in the proxy statement, if nominated, and to serve as a director, if elected. Notice and the accompanying information must be received at our principal executive office at the address shown on the cover page no later than January 14, 2010 and no earlier than December 30, 2009.

     The amended and restated agreement of limited partnership does not affect any unitholder’s right to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act. Rule 14a-8 specifies what constitutes timely submission for a unitholder proposal to be included in our proxy statement. Under the SEC’s proxy solicitation rules, to be considered for inclusion in the proxy materials for the 2010 annual meeting of unitholders, unitholder proposals must be received by our Secretary at our principal offices in Midland, Texas by December 18, 2009. Unitholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to us.

   Nomination Criteria

     The nominating and governance committee is responsible for assessing the skills and characteristics that candidates for election to our general partner’s board of directors should possess, as well as the composition of our general partner’s board of directors as a whole. The assessments include qualifications under applicable independence standards and other standards applicable to our general partner’s board of directors and its committees, as well as consideration of skills and experience in the context of the needs of our general partner’s board of directors. Each candidate must meet certain minimum qualifications, including:

  the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the nominee’s service on other public company boards; and

  skills and expertise complementary to the skills and expertise of the existing members of our general partner’s board of directors; in this regard, the board of directors will consider its need for operational, managerial, financial, governmental affairs or other relevant expertise.

     The nominating and governance committee may also consider the ability of a prospective candidate to work with the then-existing interpersonal dynamics of our general partner’s board of directors and the candidate’s ability to contribute to the collaborative culture among the members of the board of directors of our general partner.

     Based on this initial evaluation, the committee will determine whether to interview the candidate, and if warranted, will recommend that one or more of its members, other members of our general partner’s board of directors or senior management, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the committee ultimately determines its list of nominees and submits it to the full board of directors of our general partner for consideration and approval.

   Charter

     Our general partner’s board of directors has adopted a charter for the nominating and governance committee, a copy of which is available on our website at www.legacylp.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at our website in general is intended or deemed to be incorporated by reference herein.

   Conflicts Committee

   Membership

     The conflicts committee consists of Messrs. Granberry, Lawrence, Sullivan and Vann. The board of directors has determined that all members of the conflicts committee are independent under NASDAQ listing standards. Mr. Sullivan serves as the chair of the conflicts committee.

   Responsibilities

     The conflicts committee, at the request of the board of directors of our general partner, will review specific matters that the board of directors of our general partner believes may involve a conflict of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

Code of Ethics

     The board of directors of our general partner has adopted a Code of Ethics and Business Conduct applicable to officers, directors of our general partner and our employees, including the principal executive officer, principal financial officer, principal accounting officer and controller, or those persons performing similar functions, of our general partner. The Code of Ethics and Business Conduct is available on our website at www.legacylp.com and in print to any unitholder who requests it. Amendments to, or waivers from, the Code of Ethics and Business Conduct will also be available on our website and reported as may be required under SEC rules; however, any technical, administrative or other non-substantive amendments to the Code of Ethics and Business Conduct may not be posted. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet addresses or at our website in general is intended or deemed to be incorporated by reference herein.

COMPENSATION DISCUSSION AND ANALYSIS

     The following discussion and analysis of compensation arrangements of the named executive officers of our general partner, Legacy Reserves GP, LLC, should be read together with the compensation tables and related disclosures set forth below.

Introduction

     Our general partner manages our operations and activities through its board of directors. Under our amended and restated agreement of limited partnership, we reimburse our general partner for direct and indirect general and administrative expenses incurred on our behalf, including the compensation of our general partner’s executive officers. Our general partner has not incurred any reimbursable expenses related to the compensation of our general partner’s executive officers for their management of us. Currently, our general partner’s executive officers are employed by our wholly-owned subsidiary, Legacy Reserves Services, Inc., and are directly compensated for their management of us pursuant to their employment agreements. The compensation amounts disclosed in this section and under “Executive Compensation” reflect the total compensation paid to the executive officers of our general partner. Please read “Executive Compensation — Employment Agreements.”

     The five named executive officers of our general partner are Cary D. Brown, Chairman and Chief Executive Officer; Steven H. Pruett, President, Chief Financial Officer and Secretary; Kyle A. McGraw, Director and Executive Vice President of Business Development and Land; Paul T. Horne, Executive Vice President of Operations; and William M. Morris, Vice President, Chief Accounting Officer and Controller.

Corporate Governance

   Compensation Committee Authority

     Executive officer compensation is administered by the compensation committee of the board of directors of our general partner, which is composed of three members, Messrs. Vann, Lawrence and Sullivan. The board of directors appoints the compensation committee members and delegates to the compensation committee the direct responsibility for, among other things, determining and approving the Chief Executive Officer’s compensation, recommending compensation for the general partner’s other named executive officers, establishing equity and non-equity incentive plans, and administering our LTIP.

     The board of directors has determined that each committee member is independent under NASDAQ listing standards, SEC rules and the relevant securities laws, and that each member qualifies as a “non-employee” director within the meaning of Rule 16b-3 promulgated under the Exchange Act, and as an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee met three times in 2008.

   Role of Compensation Experts in Determining 2008 Executive Officer Compensation

     The compensation committee is authorized to obtain, at the Partnership’s expense, compensation surveys, reports on the design and implementation of compensation programs for directors, officers and employees, and other data and documentation as the compensation committee considers appropriate. In addition, the compensation committee has the sole authority to retain and terminate any outside counsel or other experts or consultants engaged to assist it in the evaluation of compensation of our directors and executive officers, including the sole authority to approve such consultants’ fees and other retention terms.

     The compensation committee retained BDO Seidman, LLP as a compensation consultant for 2008. BDO Seidman, LLP was engaged to provide a study of compensation programs related to named executive officers and outside directors offered by a broad peer group of exploration and production companies and master limited partnerships. The compensation committee charged BDO Seidman, LLP with undertaking this study to ascertain how the members of this peer group structure their compensation and to assist the compensation committee in establishing and maintaining a competitive compensation program to better enable the Partnership to attract and retain highly qualified executive officers and to further align the interests of our executive officers with those of our unitholders.

     Factors we considered in determining the salaries include:

  the qualifications, skills and experience level of the respective named executive officer;

  the position, role, responsibility, and performance of the respective named executive officer in the Partnership; and

  the direct experience of the respective named executive officer in the oil industry as a whole, and specifically, in the Permian Basin.

   Selection of Compensation Comparative Data

     With the assistance of our compensation committee consultant, we selected a peer group of exploration and production companies and master limited partnerships as a reference for determining competitive total compensation packages. The compensation committee will review and adjust the peer group to ensure that it remains pertinent for comparison purposes going forward. Our peer group for the purposes of examining our 2008 compensation program consisted of the following: Concho Resources Inc.; Whiting Petroleum

Corporation; Berry Petroleum Corporation; Encore Acquisition Company; Comstock Resources, Inc.; Goodrich Petroleum Corporation; Clayton Williams Energy, Inc.; Atlas Energy Resource, LLC; Breitburn Energy Partners L.P.; Constellation Energy Partners LLC; Copano Energy, L.L.C.; EV Energy Partners, L.P.; Linn Energy LLC; Encore Energy Partners LP; Pioneer Southwest Energy Partners L.P.; Quest Energy Partners, L.P.; and Vanguard Natural Resources, LLC. These entities were selected because we share some but not all of the following attributes: geographic focus, market capitalization, operations, financial and structural similarities. The comparative data was compiled and analyzed by our compensation committee consultant.

     As discussed in greater detail below, central to our compensation philosophy is the alignment of the interests of our named executive officers with the interests of our unitholders. It is the goal of our compensation philosophy to provide financial incentives to our executive officers to focus on business strategies designed to increase the distributions we pay to our unitholders. Except for comparing compensation packages of our named executive officers and outside directors with the compensation of their counterparts within our peer group of exploration and production companies and master limited partnerships, other specific performance levels or “benchmarks” were not used in 2008 to establish the compensation packages of our named executive officers and outside directors.

   Decision-Making Process and Role of Executive Officers

     Compensation decisions for executive officers involve both objective and subjective criteria. In 2008, the first step was the compensation committee consultant providing information to the compensation committee regarding competitive market data. The second component of the decision making process was our Chief Executive Officer providing a written overview of performance by the Partnership, including an overview of the performance by each named executive officer other than himself, in light of established corporate goals and objectives. After reviewing this written overview, the compensation committee met with the Chief Executive Officer in order to ask questions regarding the information set forth in the written overview and to gather any additional information needed in order to make recommendations to the board of directors regarding the compensation of the named executive officers other than the Chief Executive Officer.

     In determining the compensation of the Chief Executive Officer, the compensation committee took into account the information provided by the compensation committee consultant. The compensation committee then evaluated the Chief Executive Officer’s performance in light of established corporate goals and objectives and determined as a committee, together with any other independent directors participating in the process, the Chief Executive Officer’s compensation.

Executive Officer Compensation Strategy and Philosophy

     Our executive officer compensation strategy is designed to attract and retain highly qualified executive officers and to better align their interests with those of our unitholders by linking significant components of executive officer compensation with the achievement of our overall goals of operating and financial performance and growth in distributions per unit. We provide financial incentives to our executive officers for performance, achievement of goals and enhancement of unitholder value. Our compensation philosophy is to drive and support the long-term goal of sustainable growth in unit distributions and total unitholder return by paying for performance. In meeting the goal of sustainable growth, we intend to invest in our long-term opportunities while meeting our short-term commitments.

     As many of our executive officers hold units in the Partnership, we have attempted to maintain competitive levels of compensation while focusing on the growth of our business and distributions. Through this approach, our executives receive salaries for the market value of their services and their performance is further rewarded through the distributions they receive on their holdings of our units, which creates alignment of interests with our unitholders.

     At our named executive officers’ 2008 compensation levels and due to our organizational structure, we did not believe that Internal Revenue Code Section 162(m) would be applicable and accordingly, did not consider it in setting 2008 compensation levels.

Components of Compensation

   Named Executive Officer Compensation

     Total compensation to our executive officers is comprised of base salary, annual incentives and long-term incentive compensation. We have limited the magnitude of non-equity incentive awards to date due to our desire to conserve cash which fuels our distribution growth and reduces general and administrative expenses.

   2008 Performance Goals and Objectives

     For the 2008 performance year, the operational and financial goals and objectives were as follows:

  Increase cash distributions to $0.52 per unit with respect to the fourth quarter of 2008 with a distribution coverage ratio of approximately 1.2 times;

  Adjusted EBITDA of $87 million from our base assets with development expenditures of $15 million on our base assets;

  Acquire $230 million of producing properties;

  Create a Development Partnership;

  Attract and retain the personnel to accomplish our corporate goals; and

  Experience zero lost-time accidents.

     These goals and objectives, as supplemented by more detailed supporting goals and objectives put forth by our named executive officers, provided a framework for the compensation committee to assess our 2008 performance and to determine named executive officers’ compensation. Relative weight is not assigned to any or all of these goals and objectives. Additionally, the various financial goals were based on various assumptions, with the understanding that our actual financial performance would be assessed based on factors considered relevant by the compensation committee at the time named executive officer compensation was reviewed and determined.

   2008 Performance Assessment

     The compensation committee assessed our 2008 performance based on the attainment of the foregoing goals and objectives and the performance-related factors that it considered to be relevant. Among other things, the compensation committee considered the following:

  Increased cash distributions to $0.52 per unit with respect to the fourth quarter of 2008, paid on February 14, 2009 with the 2008 distribution coverage ratio at 0.94 times, or 1.15 times adjusting for $12.3 million of growth capital expenditures;

  Adjusted EBITDA of $83 million from our base assets with development capital expenditures of $17 million on our base assets;

  Acquired $220 million in properties in 2008 in 15 transactions;

  Entered into joint operating agreement with Black Oak Resources;

  Addition of 41 employees during 2008 providing a foundation of outstanding performers on which to grow our business; and

  Zero lost-time accidents in 2008.

     In considering performance on the financial objectives, the compensation committee concluded that the Partnership, after adjusting for price and other relevant items, performance relative to Adjusted EBITDA on our assets owned as of the beginning of 2008 met the targeted goal. In terms of operational performance, the compensation committee considered the notable accomplishments of the successful acquisition of properties in 15 transactions, continued progress with developmental efforts and the outstanding operational performance, among others, and concluded that the Partnership and the named executive officers exceeded target operational performance during 2008.

   Base Salaries

   Overview

     We pay base salary to attract talented executives and provide a fixed base of cash compensation. The compensation committee determines and approves the Chief Executive Officer’s compensation, including salary, based on a review of the Chief Executive Officer’s performance in light of established corporate goals and objectives. The compensation committee, with the assistance of the compensation committee consultant and input of the Chief Executive Officer, also makes recommendations to the board of directors as a whole with respect to the compensation, including base salary, to be paid to the other executive officers of our general partner.

     It is the intent of the compensation committee to have the base salaries of our named executive officers reviewed on an annual basis as well as at the time of a promotion or other material change in responsibilities.

   2008 Base Salary Determinations

     In determining the level of base salary for each named executive officer, in addition to their contributions during the 2008 performance year and the overall nature and responsibility of each position, relative comparability to the median base salary paid to those in similar roles within the peer group was considered. The compensation committee also considered input from the compensation committee consultant. Adjustments in base salary may be based on an evaluation of individual performance, our company-wide performance and the individual’s contribution to our performance. Effective September 1, 2008, the board approved the following increased salaries to each of our named executive officers: Cary D. Brown, $325,000; Steven H. Pruett, $275,000; Paul T. Horne, $250,000; Kyle A. McGraw, $235,000; and William M. Morris, $220,000.

     In its review of Mr. Brown’s performance, the compensation committee considered, among other accomplishments, Mr. Brown’s successful leadership in our S-3 registration process, successful implementation of internal controls over financial reporting as required by the Sarbanes-Oxley Act and his development and execution of a measured operational and acquisition strategy focused on self-disciplined growth, as carried out by our executive officers and discussed below.

     In considering the performance during 2008 for the other named executive officers, the compensation committee considered, among others, the following notable accomplishments:

  Mr. Pruett’s major accomplishments included successfully executing our two S-3 registration statements in early 2008 and negotiating our $410 million borrowing base under our revolving credit facility in a period of unprecedented credit and financial market turmoil. Mr. Pruett also supported Mr. Brown in general entity management including organizational capability improvement, acquisition and development strategy, and implementation of internal controls over financial reporting as required by the Sarbanes-Oxley Act. Mr. Pruett is primarily responsible for investor relations and with Mr. Brown executed quarterly non-deal road shows to expand the Partnership’s investor base.

  Mr. McGraw led us in the acquisition of approximately $220 million of properties in 15 different transactions at just over five times cash flow. He was able to hire an evaluation engineer. His group evaluated 48 deals with approximately $2 billion worth of properties.

  Mr. Horne led his operations group to an outstanding year, averaging 6,505 Boepd on our base assets, which was 229 Boepd above our 2008 plan. Mr. Horne also led his group in successfully integrating 15 acquisitions while adding personnel resources to continue to improve effectiveness, including the development of our Panhandle operations as a second strategic operational area. The operations group also implemented a safety program during 2008.

  Mr. Morris led the accounting group to an outstanding year, continuing to work effectively with our independent accountants to file timely and accurate financial statements. Mr. Morris’ group also facilitated the two S-3 registration processes completed in 2008. The accounting group continues to refine processes, financial reporting and planning to ensure accuracy in our financial reporting and achieved compliance with the Sarbanes-Oxley Act and applicable rules and regulations related to financial statement reporting in our first year of being audited under the guidelines of the Sarbanes-Oxley Act.

     From a performance perspective, Messrs. Brown, Pruett, McGraw, Horne and Morris each met or exceeded expectations during 2008. Their individual and collective leadership efforts contributed to our overall performance for the year and a continued commitment to maximizing unitholder value through strong financial and operating performance.

   Annual Incentives

   Overview

     As a component of total compensation, the compensation committee chooses to pay annual incentives to drive the achievement of key results and to recognize individuals based on their contributions to those results. The compensation committee recognizes that short-term results contribute to achieving long-term goals. The amount of annual incentives is based upon our results and the achievement of corporate goals and objectives. The range and target amounts are recommended to the compensation committee by our Chief Executive Officer.

   Annual Incentive Determinations

     In determining short-term incentive awards for 2008, our performance and the contributions of each named executive officer during the 2008 performance year were considered. See “—2008 Base Salary Determinations.” The executive cash bonus pool is determined 50% based on annualized growth in distributions and 50% based on subjective criteria. The chart below illustrates the annual incentive award for each named executive officer and the amount earned as a percent of his 2008 base salary.

		Award Earned
	Short-Term	as a Percent of
Named Executive Officer	Incentive Target	2008 Base Salary	Award Amount
	(As a percent of base salary)
Cary D. Brown	0-100%	56.9%	$184,889
Steven H. Pruett	0-100%	60.9%	$167,444
Kyle A. McGraw	0-100%	56.9%	$133,689
Paul T. Horne	0-100%	58.9%	$147,222
William M. Morris	0-100%	58.9%	$129,556

   Long-Term Incentive Compensation

   Overview

     We provide performance-based long-term equity compensation opportunities to our executive officers as part of the compensation program because we believe that this element of compensation ties the interests of our executive officers directly to the interests of our unitholders. We also believe that long-term incentive compensation serves as an important retention tool.

     More specifically, the long-term incentive compensation program adopted by the board of directors and compensation committee of our general partner is designed to reward our named executive officers for their long-term performance by aligning grants of phantom units with associated distribution equivalent rights, or DERs, with the growth of distributions to unitholders. The DERs entitle the recipient of the award with a payment equivalent to the amount of per unit distribution payable to unitholders.

     We also currently administer long-term incentive compensation awards through our LTIP adopted in March 2006 and amended and restated on August 17, 2007. The plan is administered by the compensation committee of the board of directors of our general partner and permits the grant of awards covering an aggregate of 2,000,000 units. The purpose of the plan is to promote the interests of our unitholders by encouraging our employees, directors and other service providers to acquire or increase their equity interest in us, thereby giving them the added incentive to work toward our continued growth and success. The plan permits awards of unit grants, restricted units, phantom units, unit options, unit appreciation rights, performance based units and other forms of equity compensation.

     As of December 31, 2008, grants of awards, net of forfeitures, covering 736,916 units have been made including 65,116 restricted units, 620,050 unit options and unit appreciation rights and 51,750 phantom units. We have awarded unit options and phantom units as the primary forms of equity compensation. We selected these forms because of the favorable accounting and tax treatment and the expectation by key employees that part of their compensation would be derived from options to purchase units in the Partnership.

     Unit option awards have been tied to the performance of our named executive officers in expanding the business and increasing the cash flow available for distribution. All unit-based awards we have made have been time-based. Time-based awards vest in accordance with vesting schedules determined by our general partner’s board of directors and its compensation committee. The unit options, restricted units and phantom units we have awarded to our named executive officers in 2008 vest in one-third increments each year over a three-year period. Our belief is that time-based awards more closely align our executives’ interests with those of our unitholders by providing a greater incentive for long-term performance.

     We consider long-term equity incentive compensation to be an important element of our compensation program for named executive officers. We believe meaningful equity participation by each named executive officer to be a strong motivating factor that will result in significant increases in value and in growth. This belief is reflected in the aggregate awards of unit options and restricted units that have been made to named executive officers that did not already have a significant interest in our units.

     Our general partner’s board of directors, or its compensation committee, in its discretion may terminate, suspend or discontinue the LTIP at any time with respect to any award that has not yet been granted. Our general partner’s board of directors, or its compensation committee, also has the right to alter or amend the LTIP or any part of the plan from time to time, including increasing the number of units that may be granted, subject to unitholder approval as required by the exchange upon which the units are listed at that time. However, no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of the participant.

   Unit grants

     The LTIP permits the grant of units. A unit grant is a grant of units that vests immediately upon issuance.

   Restricted Units and Phantom Units

     A restricted unit is a unit that is subject to forfeiture prior to the vesting of the award. A phantom unit is a notional unit that entitles the grantee to receive a unit upon the vesting of the phantom unit or, in the discretion of the compensation committee, cash equivalent to the value of a unit. The compensation committee may make grants under the plan of restricted units and phantom units to employees, consultants and directors containing such terms, consistent with the plan, as the compensation committee shall determine. The compensation committee will determine the period over which the restricted units and phantom units granted to employees, consultants and directors will vest. The compensation committee may base vesting upon the achievement of specified financial objectives or on the grantee’s completion of a period of service. In addition, the restricted units and phantom units will vest upon a change of control of the Partnership or our general partner, unless provided otherwise by the compensation committee in the award agreement.

     If the grantee’s employment, service relationship or membership on the board of directors terminates for any reason, the grantee’s restricted units and phantom units will be automatically forfeited unless, and to the extent, the compensation committee provides otherwise in the award agreement or waives (in whole or in part) any such forfeiture. Units to be delivered in connection with the grant of restricted units or upon the vesting of phantom units may be units acquired by us on the open market, or from any other person, or we may issue new units, or any combination of the foregoing. Our general partner is entitled to reimbursement by us for the cost incurred in acquiring units. Thus, the cost of the restricted units and the delivery of units upon the vesting of phantom units will be borne by us. If we issue new units in connection with the grant of restricted units or upon vesting of the phantom units, the total number of units outstanding will increase. The compensation committee, in its discretion, may provide for tandem distribution rights with respect to restricted units and grant tandem distribution equivalent rights with respect to phantom units that entitle the holder to receive cash equal to any cash distributions made on units prior to the vesting of a restricted or phantom unit.

   Unit Options and Unit Appreciation Rights

     The LTIP permits the grant of options covering units and the grant of unit appreciation rights. A unit appreciation right is an award that, upon exercise, entitles the participant to receive the excess of the fair market value of a unit on the exercise date over the exercise price established for the unit appreciation right. Such excess may be paid in units, cash, or a combination thereof, as determined by the compensation committee in its discretion. The compensation committee will be able to make grants of unit options and unit appreciation rights under the plan to employees, consultants and directors containing such terms as the committee shall determine consistent with the plan. Unit options and unit appreciation rights may not have an exercise price that is less than the fair market value of the units on the date of grant. In general, unit options and unit appreciation rights granted will become exercisable over a period determined by the compensation committee. In addition, the unit options and unit appreciation rights will become exercisable upon a change in control of the Partnership or our general partner, unless provided otherwise by the committee in the award agreement. The compensation committee, in its discretion may grant tandem distribution equivalent rights with respect to unit options and unit appreciation rights.

     Upon exercise of a unit option (or a unit appreciation right settled in units), we will acquire units on the open market or from any other person or we may issue new units, or any combination of the foregoing. If we issue new units upon exercise of the unit options (or a unit appreciation right settled in units), the total number of units outstanding will increase, and our general partner will pay us the proceeds it receives from an optionee upon exercise of a unit option. The availability of unit options and unit appreciation rights is intended to furnish additional compensation to employees, consultants and directors and to align their economic interests with those of unitholders.

   Unit Option Practices

     Although our LTIP permits us to award options under a variety of circumstances, we have not yet analyzed a uniform standard for the type of awards that we will make or any standard vesting schedule tied to the options or other rights we may grant. We have not back-dated any option awards. The option grants we have made to date had an exercise price that corresponded with the offering price to purchasers of our units in a private offering we conducted in March 2006, the price at which our units traded on the Portal Market, the price to the public of our units in our January 2007 initial public offering, or the market value of our units at the close of trading on the date of the grant. Any option grants we may make in the future will have an exercise price equal to the market value of our units at the close of trading on the date of the grant. We have chosen to replace the use of unit options in the future with unit appreciation rights to reduce the administrative costs associated with unit options.

   Perquisites and Other Personal Benefits

     We maintain a 401(k) plan. The plan permits eligible full-time employees, including named executive officers, to make voluntary, pre-tax contributions to the plan up to a specified percentage of compensation, subject to applicable tax limitations. We may make a discretionary matching contribution to the plan for each eligible employee equal to 4.0% of an employee’s annual compensation not in excess of $230,000 for 2008, and equal to 6.0% of an employee’s annual compensation not in excess of $245,000 for 2009, subject to applicable tax limitations. Eligible employees who elect to participate in the plan are generally vested in any matching contribution after commencement of employment with the company. The plan is intended to be qualified under Section 401(a) of the Internal Revenue Code so that contributions to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan, and so that contributions, if any, will be deductible when made.

     We maintain an employee benefit plan that provides our employees with the opportunity to enroll in our health, dental and life insurance plans. We pay all of our employees’ health and life insurance premiums. Our dental plan requires the employee to pay a portion of the premium, with the company picking up the remainder. We provide these benefits so that we will remain competitive in the employment market and offer the benefits to all employees on the same basis.

   Long-Term Incentive Determinations

     Each of our named executive officers may receive grants of phantom units with associated DERs upon attaining increased levels of annualized distributions per unit to unitholders above the initial distribution rate of $1.64 per unit attributable to the fourth quarter of each year beginning in 2007. Officers receive corresponding increasing percentages of their respective total potential award. The table below demonstrates, on an example basis, what number of awards each named executive officer would be entitled to assuming specified increases in annualized distribution. The board of directors of our general partner has established an initial pool of 175,000 phantom units with associated DERs available for each of the five named executives. The board of directors has established a five-year period for the potential earning and award of this pool, based entirely on the increase in annualized quarterly distributions. The maximum award will be granted only if the annualized quarterly distribution reaches $2.64 per unit ($0.66 quarterly), within five years or less. That level of increase was chosen as it represents an approximate 10% annualized increase in the quarterly distribution. If the maximum target level of distribution is not reached within five years, any phantom units not awarded would be once again available for issuance under our LTIP. Likewise, if the maximum target level of distribution is achieved in less than five years, the full pool of phantom units would be awarded sooner. The board of directors believes that this incentive program helps ensure that the senior management keep close focus on all issues that impact our ability to increase quarterly distributions. The phantom units are to be awarded annually, following the determination by the board of directors of the actual distribution attributable to the fourth quarter of each year. The compensation committee expects that following the full award of the initial pool, or the passing of five years, another pool would be created to similarly provide long-term financial incentives to and reward senior management for achievement of further distribution increases.

Assumed Percentage of Phantom Units Granted at
Various Assumed Distribution Levels		$1.80	$1.98	$2.18	$2.40	$2.64
	Maximum
	Number of
	Phantom
Name	Units	16%	34%	54%	76%	100%
Cary D. Brown	42,000	6,720	14,280	22,680	31,920	42,000
Steven H. Pruett	42,000	6,720	14,280	22,680	31,920	42,000
Paul T. Horne	35,000	5,600	11,900	18,900	26,600	35,000
Kyle A. McGraw	35,000	5,600	11,900	18,900	26,600	35,000
William M. Morris	21,000	3,360	7,140	11,340	15,960	21,000

     The compensation committee approved the following grants of phantom units with associated DERs, which were granted to our named executive officers on January 29, 2009, with respect to the declared distribution of $0.52 per unit ($2.08 on an annualized basis) with respect to the fourth quarter of 2008:

Phantom Units
with associated
Named Executive Officer	DERs
Cary D. Brown	11,760
Steven H. Pruett	11,760
Kyle A. McGraw	9,800
Paul T. Horne	9,800
William M. Morris	5,880

     The phantom units vest annually in one-third increments, beginning on the first anniversary of the grant date, over a three-year period.

     These grants of phantom units with associated DERs were in addition to the following grants of phantom units with associated DERs that were granted on February 4, 2008 with respect to the declared distribution of $0.45 per unit ($1.80 on an annualized basis) with respect to the fourth quarter of 2007:

Phantom Units
with associated
Named Executive Officer	DERs
Cary D. Brown	6,720
Steven H. Pruett	6,720
Kyle A. McGraw	5,600
Paul T. Horne	5,600
William M. Morris	3,360

     These phantom units also vest annually in one-third increments, beginning on the first anniversary of the grant date, over a three-year period. One third of each of these phantom unit grants vested on February 4, 2009.

   Unit Ownership Guidelines

     We do not currently have any policy or guideline that requires a specified ownership of our units by our directors or executive officers or unit retention guidelines applicable to equity-based awards granted to directors and executive officers. Although we do not have a policy requiring ownership, each of our named executive officers directly or indirectly owns units.

     As of December 31, 2008, our named executive officers as a group beneficially owned 6,351,713 units and options to acquire 93,320 units. If all options were exercised, our named executive officers would have beneficially owned approximately 20.7% of our issued and outstanding units. See “Executive Compensation — Outstanding Equity Awards at 2008 Fiscal Year-End” for outstanding options held by our named executive officers.

REPORT OF THE COMPENSATION COMMITTEE

     The compensation committee of the board of directors of Legacy Reserves GP, LLC held three meetings during fiscal year 2008. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the compensation committee, the compensation committee has recommended to the board of directors of Legacy Reserves GP, LLC that the Compensation Discussion and Analysis be included in this proxy statement.

     Members of the compensation committee of the board of directors of Legacy Reserves GP, LLC:

Kyle D. Vann (Chair)
G. Larry Lawrence
William D. Sullivan

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth the aggregate compensation awarded to, earned by or paid to our named executive officers serving at December 31, 2006, 2007 and 2008 and reflects the total compensation paid to the executive officers of our general partner.

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
				Unit		Option	Incentive Plan	Deferred	All Other
		Salary	Bonus	Awards		Awards	Compensation	Compensation	Compensation		Total
Name and Principal Position	Year	($)(a)	($)	($)(b)		($)(c)	($)	Earnings	($)		($)
Cary D. Brown	2006	$150,000	—	—		$9,338		—	—		$159,338
Chairman of the Board	2007	$216,667	$161,000	$10,651		$52,495	—	—	$22,671	(d)	$463,484
and Chief Executive	2008	$275,000	$184,889	$54,874		$(1,298)			$36,901	(d)	$550,366
Officer
Steven H. Pruett	2006	$131,250	$14,000	—		$9,338	—	—	$10,305	(e)	$164,893
President, Chief	2007	$191,667	$122,000	$10,651		$52,495	—	—	$46,775	(e)	$423,588
Financial Officer and	2008	$241,667	$167,444	$54,874		$(1,298)			$36,901	(e)	$499,588
Secretary
Kyle A. McGraw	2006	$112,500	—	—		$9,338	—	—	—		$121,838
Director, Executive	2007	$165,000	$98,000	$8,876		$52,495	—	—	$21,196	(f)	$345,567
Vice President of	2008	$208,333	$133,689	$45,728		$(1,298)			$34,012	(f)	$420,464
Business Development
and Land
Paul T. Horne	2006	$112,625	$12,000	—		$9,338	—	—	—		$133,963
Executive Vice	2007	$165,000	$112,000	$8,876		$52,495	—	—	$21,196	(g)	$359,567
President of Operations	2008	$213,333	$147,222	$45,728		$(1,298)			$34,212	(f)	$439,197
William M. Morris	2006	$111,797	$40,000	$158,462	(h)	$9,338	—	—	$31,478	(i)	$351,045
Vice President, Chief	2007	$165,000	$102,000	$204,096	(h)	$34,962	—	—	$51,788	(i)	$557,846
Accounting Officer and	2008	$203,333	$129,556	$226,207	(h)	$(864)			$46,440	(i)	$604,672
Controller
____________________

(a)	Salaries for 2006 were paid to officers beginning April 1, 2006. Annual salary adjustments for 2007 became effective on September 1, 2007. Annual salary adjustments for 2008 became effective on September 1, 2008.

(b)	Phantom units were granted to officers on February 4, 2008. The amount shown is the compensation expense recognized in 2007 and 2008 in accordance with FAS 123(R) using the liability method.

(c)	All options granted have an exercise price equal to the market value of the option on the date of grant in accordance with FAS 123(R). The exercise price for these options was determined by our compensation committee based on an approximation of the current value of our units in relation to the price at which our units were (i) sold in our March 2006 private equity offering, (ii) traded on the Portal Market, (iii) were sold to the public in the January 2007 initial public offering or (iv) the market value of our units at the close of trading on the date of the grant. The amount shown for 2006 is the compensation expense recognized for the year ended December 31, 2006, which was based upon the straight-line amortization of the grant date fair value. The amounts shown for 2007 and 2008 are the compensation expense for the years ended December 31, 2007 and 2008, respectively, which are based upon the liability method.

(d)	Reflects for 2007 $8,056 of 401(k) employer matching contributions and $14,615 of health, life and disability insurance premiums (which are provided to all employees on a non-discriminatory basis). Reflects for 2008 $9,200 of 401(k) employer matching contributions, $14,395 of health, life and disability insurance premiums and $13,306 of unit distributions received by Mr. Brown on his unvested phantom units.

(e)	Reflects for 2006 the value of perquisites we paid for Mr. Pruett’s travel to and from our offices in Midland from his former residence in Houston. Reflects for 2007 the $9,220 value of perquisites we paid for Mr. Pruett’s travel to and from our offices in Midland from his former residence in Houston, $15,273 of packing and moving expenses to move from Houston to Midland, $7,667 of 401(k) employer matching contributions and $14,615 of health, life and disability insurance premiums (which are provided to all employees on a non-discriminatory basis). Reflects for 2008 $9,200 of 401(k) employer matching contributions, $14,395 of health, life and disability insurance premiums and $13,306 of unit distributions received by Mr. Pruett on his unvested phantom units.

(f)	Reflects for 2007 $6,600 of 401(k) employer matching contributions and $14,596 of health, life and disability insurance premiums (which are provided to all employees on a non-discriminatory basis). Reflects for 2008 $8,560 of 401(k) employer matching contributions, $14,364 of health, life and disability insurance premiums and $11,088 of unit distributions received by Mr. McGraw on his unvested phantom units.

(g)	Reflects for 2007 $6,600 of 401(k) employer matching contributions and $14,596 of health, life and disability insurance premiums (which are provided to all employees on a non-discriminatory basis). Reflects for 2008 $8,760 of 401(k) employer matching contributions, $14,364 of health, life and disability insurance premiums and $11,088 of unit distributions received by Mr. Horne on his unvested phantom units.

(h)	Reflects the 2006, 2007 ($198,700) and 2008 ($198,770) compensation expense recognized upon the straight-line amortization of the grant date fair value of the 35,077 restricted units granted to Mr. Morris on March 15, 2006 under his employment agreement using the price at which our units were sold in our March 2006 private equity offering. Reflects also for 2007 the $5,326 and for 2008 the $27,437 of compensation expense recorded for the phantom units granted on February 4, 2008.

(i)	Reflects for 2006 the unit distributions received by Mr. Morris on his unvested restricted units. Reflects for 2007 $43,847 of unit distributions received by Mr. Morris on his unvested restricted units, $5,300 of 401(k) employer matching contributions and $2,641 of health, life and disability insurance premiums (which are provided to all employees on a non-discriminatory basis). Reflects for 2008 $28,414 of unit distributions received by Mr. Morris on his unvested restricted units, $8,269 of 401(k) employer matching contributions, $3,104 of health, life and disability insurance premiums and $6,653 of unit distributions received by Mr. Morris on his unvested phantom units.

Grants of Plan-Based Awards for Fiscal Year 2008

     The following table sets forth the payments that may be made under our LTIP.

							All Other
							Option	Exercise
						All Other	Awards:	or Base
						Unit	Number of	Price of	Grant Date
		Date	Estimated Future Payouts Under			Awards:	Securities	Option	Fair Value
	Grant	Action	Equity Incentive Plan Awards			Number	Underlying	Awards	of Unit and
Name	Date(a)	Taken(b)	Threshold	Target	Maximum	of Units(c)	Options	($/Unit)	Option Awards
Cary D. Brown	2/4/2008	2/4/2008	—	—	—	6,720	—	$—	$128,285
	1/29/2009	1/29/2009	—	—	—	11,760	—	$—	$147,118
Steven H. Pruett	2/4/2008	2/4/2008	—	—	—	6,720	—	$—	$128,285
	1/29/2009	1/29/2009	—	—	—	11,760	—	$—	$147,118
Kyle A. McGraw	2/4/2008	2/4/2008	—	—	—	5,600	—	$—	$106,904
	1/29/2009	1/29/2009	—	—	—	9,800	—	$—	$122,598
Paul T. Horne	2/4/2008	2/4/2008	—	—	—	5,600	—	$—	$106,904
	1/29/2009	1/29/2009	—	—	—	9,800	—	$—	$122,598
William M. Morris	2/4/2008	2/4/2008	—	—	—	3,360	—	$—	$64,142
	1/29/2009	1/29/2009	—	—	—	5,880	—	$—	$73,559
____________________

(a)	Reflects grants made in fiscal year 2008 and 2009 with respect to performance in fiscal year 2007 and 2008, respectively.

(b)	Reflects the date on which the compensation committee was deemed to take action in making a grant of unit options.

(c)	Phantom units vest annually in one-third increments beginning on the first anniversary of their respective grant dates and are payable in cash or, at the discretion of the compensation committee of the board of directors of our general partner, in units.

Employment Agreements

     Through our wholly-owned subsidiary Legacy Reserves Services, Inc. we have employment agreements with each of our executive officers. These agreements establish that each of our named executive officers is employed by Legacy Reserves Services, Inc., and provide for the employment of Mr. Brown as Chief Executive Officer, Mr. Pruett as President and Chief Financial Officer, Mr. McGraw as Executive Vice President — Business Development and Land, Mr. Horne as Vice President — Operations and Mr. Morris as Controller of our general partner. Each of these agreements became effective upon the completion of our private placement on March 15, 2006, and is terminable either by the executive or by us at any time.

   Base Salaries

     The employment agreements provide that Messrs. Brown, Pruett, McGraw, Horne and Morris will receive an annual base salary of $200,000, $175,000, $150,000, $150,000 and $125,000, respectively. On August 20, 2007, the board of directors of our general partner approved increased salaries for each of the named executive officers effective September 1, 2007, as follows: Mr. Brown, $250,000; Mr. Pruett, $225,000; Mr. McGraw, $195,000; Mr. Horne, $195,000; and Mr. Morris, $195,000. On August 26, 2008, the board of directors of our general partner approved increased salaries for each of the named executive officers effective September 1, 2008, as follows: Mr. Brown, $325,000; Mr. Pruett, $275,000; Mr. McGraw, $235,000; Mr. Horne, $250,000; and Mr. Morris, $220,000. The employment agreements provide that each executive officer is entitled to participate in equity and non-equity incentive programs that we may establish from time to time and incentive compensation will be paid at the discretion of the board of directors of our general partner. See “Compensation Discussion and Analysis — Components of Compensation — Named Executive Officer Compensation.”

   Intellectual Property and Non-Compete Clauses

     The employment agreements with each of our named executive officers require that the executive officer must promptly disclose and assign any individual rights that he may have in any intellectual property and business opportunities to us. For purposes of the employment agreements, intellectual property includes inventions, discoveries, processes, designs, methods, substances, articles, computer programs, or improvements and business opportunities include business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located. Under the non-compete provisions of these agreements, the executive officers are prohibited from engaging or participating, with any person or entity, in any activity pertaining to the leasing, acquiring, exploring, producing, gathering or marketing of hydrocarbons during the term of the executive officer’s employment and the executive officer may not invest in any other such business unless prior approval is granted in writing by our general partner’s board of directors. The non-compete provisions limit the executives’ right to engage in these activities for a period of six months after termination of employment in counties where we do business, six months in adjacent counties, and limit investment to $500,000 in publicly traded companies engaged in similar businesses for a period of one year after termination unless such competitive activity is approved in writing by a majority of the independent directors of our general partner’s board of directors. The employment agreements also prohibit the executive officer from soliciting any of our employees or customers for two years following termination.

     The employment agreements prohibit the executive officers from engaging in or participating in any publicly traded partnership or limited liability company or privately held company contemplating an initial public offering as a limited partnership or a limited liability company that is in direct competition with us for one year following the termination of employment.

     The non-compete provisions contained in the employment agreements will not apply to investments by the executive officers made prior to the effective date of their respective employment agreements, provided that the investments were identified in the employment agreement. In addition, the non-compete provisions will not apply if we terminate the executive officer’s employment within one year following a change of control.

   Severance and Change in Control Payments

     Pursuant to the terms of the employment agreements, we may be obligated to make severance payments to our named executive officers following the termination of their employment. These benefits are described below under “— Benefits Payable Upon Termination or Change in Control.”

     In the event that any payments to which any named executive officer is entitled become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the board shall provide for the payment of, or otherwise reimburse the executive for the amount of the excise tax. These gross-up payments will be in an amount such that, after payment by the named executive officer of all taxes, including any income tax or excise tax imposed on the gross-up payments, the named executive officer retains an amount equal to the payment before any excise tax is imposed. The gross-up payments, if applicable, will be in addition to any payments made below under “— Severance Benefits” or “— Change in Control Benefits.” Additionally, to the extent any payments to which any named executive officer is entitled is deemed to constitute non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code, then we will have the discretion to adjust the terms of such payment or benefit as we deem necessary to comply with the requirements of Section 409A to avoid the imposition of any additional tax or other penalty or interest with respect to such payment or benefit under Section 409A.

Benefits Payable Upon Termination or Change in Control

     The following table presents, for each named executive officer, the potential post-employment payments and payments upon a change in control as of December 31, 2008. Set forth below the table is a description of certain post-employment arrangements with our named executive officers, including the severance benefits and change in control benefits to which they are entitled under their employment agreements.

		Before Change in	After Change in
		Control w/o	Control w/o
		Cause or for	Cause or for
Named Executive Officer	Benefit	Good Reason	Good Reason
Cary D. Brown	Severance(a)	$650,000	$975,000
	Bonus(b)	$345,889	$518,833
	Benefits(c)	$25,512	$38,268
	Unit Options(d)	$52,400	$52,400
	Phantom Units(f)	$128,285	$128,285
	Estimated Tax Gross-Ups(g)(h)	$264,962	$425,686
Steven H. Pruett	Severance(a)	$550,000	$825,000
	Bonus(b)	$289,444	$434,166
	Benefits(c)	$25,512	$38,268
	Unit Options(d)	$52,400	$52,400
	Phantom Units(f)	$128,285	$128,285
	Estimated Tax Gross-Ups(g)(h)	$226,715	$362,821
Kyle A. McGraw	Severance(a)	$470,000	$705,000
	Bonus(b)	$231,689	$347,533
	Benefits(c)	$25,512	$38,268
	Unit Options(d)	$52,400	$52,400
	Phantom Units(f)	$106,904	$106,904
	Estimated Tax Gross-Ups(g)(h)	$194,073	$308,503

		Before Change in	After Change in
		Control w/o	Control w/o
		Cause or for	Cause or for
Named Executive Officer	Benefit	Good Reason	Good Reason
Paul T. Horne	Severance(a)	$500,000	$750,000
	Bonus(b)	$259,222	$388,833
	Benefits(c)	$25,512	$38,268
	Unit Options(d)	$52,400	$52,400
	Phantom Units(f)	$106,904	$106,904
	Estimated Tax Gross-Ups(g)(h)	$208,632	$332,115
William M. Morris	Severance(a)	$440,000	$660,000
	Bonus(b)	$231,556	$347,334
	Benefits(c)	$17,904	$26,856
	Units Options(d)	$34,933	$34,933
	Restricted Units(e)	$222,167	$222,167
	Phantom Units(f)	$64,142	$64,142
	Estimated Tax Gross-Ups(g)(h)	—	—
____________________

(a)	If terminated without cause, or executive terminates with good reason, executive is entitled to an amount equal to two years’ annual salary payable in 24 monthly payments, or three years’ annual salary if termination occurs within one year of a change of control.

(b)	Executives are entitled to an average of bonus paid over past two years plus the pro-rata bonus earned in the year of termination but unpaid at the time of termination.

(c)	Executives are entitled to COBRA benefits for the shorter of the severance period or the time at which executive receives substantially similar benefits from a subsequent employer.

(d)	Reflects the grant date fair value of the 20,000 unit options granted on July 17, 2006, all of which are still outstanding at December 31, 2008 except in the case of Mr. Morris who has 13,320 unit options outstanding.

(e)	Reflects the value of restricted units based on the IPO price of $19.00 on January 11, 2007.

(f)	Reflects the grant data fair value of the phantom units granted on February 4, 2008.

(g)	Assumes a federal income tax rate of 35%, an excise tax rate under Section 4999 of the Internal Revenue Code of 20% and a Medicare tax rate of 1.45% and that no payments will constitute “reasonable compensation” under Section 280G(b)(4) of the Internal Revenue Code.

(h)	Assumes that the executive is entitled to a full reimbursement by the Partnership of (i) any excise taxes that are imposed upon the executive as a result of a change in control, (ii) any income and excise taxes that are imposed upon the executive as a result of reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed upon executive as a result of the reimbursement to the executive of any excise or income taxes.

   Severance Benefits

     Under the employment agreements, we may be obligated to make severance payments following the termination of each executive officer’s employment if we terminate him without cause or he terminates his employment for good reason, subject to certain cure periods. “Cause” is defined under each employment agreement as:

  the executive officer’s conviction of or plea of nolo contendere to any felony or crime or offense causing substantial harm to the Partnership, general partner, or its direct or indirect subsidiaries, or involving acts of theft, fraud, embezzlement, moral turpitude or similar conducts;

  the executive officer’s repeated intoxication by alcohol or drugs during the performance of his duties;

  the executive officer’s malfeasance in the conduct of the executive’s duties including, but not limited to, willful and intentional misuse or diversion of any funds, embezzlement or fraudulent or willful material misrepresentations or concealments on any written reports;

  the executive officer’s material failure to perform the duties of his employment consistent with his position, expressly including the provisions of the employment agreements or material failure to follow or comply with the reasonable and lawful written directives of the board;

  a material breach of the employment agreement; or

  a material breach by the executive officer of written policies of the Partnership, the general partner, or any of our direct or indirect subsidiaries.

     Each named executive officer will have a 15 day cure period prior to termination for cause under these agreements.

     “Good reason” is defined under each employment agreement as:

  a reduction in the executive officer’s base salary;

  the relocation of the executive officer’s primary place of employment to a location more than 20 miles from Midland, Texas; or

  any material reduction in the executive officer’s title, authority or responsibilities.

     If the employment of any named executive officer is terminated by us for cause or by the executive officer without good reason, we are not obligated to make any severance payments to the executive officer. The amount that an executive officer is entitled to receive upon a termination of his employment by us without cause or by the executive officer with good reason is based on the executive officer’s salary and his incentive compensation. Under the severance provisions of each executive officer’s employment agreement, they are each entitled to severance pay in the amount of two years’ of annual base salary payable monthly at the highest rate in effect at any time during the 36 month period prior to termination, a lump sum payment equal to the average annual bonus of the two years preceding the termination and an amount equal to the executive’s pro-rata bonus for the fiscal year in which the termination occurs, such pro-rata bonus amount to be paid in a lump sum within 30 days following the date of termination. In addition, the executive officers are entitled to the full costs of the executive’s COBRA continuation coverage for the shorter of the severance period or the time when the executive receives substantially similar benefits from a subsequent employer. In addition, Messrs. Brown and McGraw would have the right to exercise one demand registration right each.

   Change in Control Benefits

     Pursuant to the employment agreements, we may be required to make payments to named executive officers upon a change in control, which occurs upon any of the following:

  the acquisition by any individual or entity of beneficial ownership of 35% or more of either (i) the then-outstanding equity interests of the Partnership or (ii) the combined voting power of the then-outstanding voting securities of the Partnership entitled to vote generally in the election of directors, provided that the following will not constitute a change of control: any acquisitions from or by the Partnership; any acquisition by a Partnership employee benefit plan; any business combination (x) where persons owning more than 50% of the outstanding equity interests in the Partnership own substantially the same percentages of the entity resulting from such business combination, (y) where no person owns more than 35% of the combined entity, except to the extent such ownership existed prior to the combination, or (z) any combination where at least a majority of the members of the board of the combined entity were also members of board of directors of the Partnership’s general partner at the time of initial execution of any acquisition agreement;

  where individuals who constitute the board at the time of the agreement cease to constitute at least a majority of the board, unless an individual becoming a director subsequent to the date of the agreement was approved by a vote of at least a majority of the directors then comprising the board, excluding any individual whose election occurs as a result of an actual or threatened election contest;

  consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Partnership or any of its subsidiaries, a sale or other disposition of all assets or equity interests of another entity by the Partnership or any of its subsidiaries unless all or substantially all of the individuals and entities that were the beneficial owners of the outstanding equity and voting securities immediately prior to such transaction beneficially own more than 50% of the then-outstanding equity interests and the combined voting power of the then-outstanding voting securities entitled to vote after such business transaction in substantially the same proportions as their ownership immediately prior to such transaction, no person beneficially owns 35% or more of the entity resulting from such transaction, except to the extent that such ownership existed prior to the transaction, and at least a majority of the members of the board of directors of the corporation or equivalent body of any other entity resulting from such transactions were members of the board at the time of the execution of the initial agreement or of the action of the board providing for such transaction; or

  consummation of a complete liquidation or dissolution of the Partnership.

     If a termination without cause or by the executive officer with good reason occurs within one year following a change in control, the executive officer will be entitled to a payment of 36 months of his annual base salary determined at the highest rate in effect at any time during the 36 month period prior to termination, payable in a lump sum within 30 days. In addition, the executive will be entitled to receive the average annual bonus of the two years preceding the termination, an amount equal to the executive’s pro-rata bonus for the fiscal year in which the termination occurs (such pro-rata bonus amount to be paid in a lump sum within 30 days following the date of termination) and the full costs of the executive’s COBRA continuation coverage for the shorter of the severance period or the time when the executive receives substantially similar benefits from a subsequent employer.

Outstanding Equity Awards at 2008 Fiscal Year-End

     The following table reflects all of the outstanding equity awards held by our named executive officers as of December 31, 2008.

	Option Awards
			Equity Incentive
			Plan Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities				Unit Awards
	Underlying	Underlying	Underlying				Number of		Market Value
	Unexercised	Unexercised	Unexercised	Option			Units That		of Units That
	Options (#)	Options (#)	Unearned	Exercise	Option		Have Not		Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Expiration Date		Vested (#)		Vested ($)(d)
Cary D. Brown	13,340	6,660	—	$17.00	July 16, 2011	(a)	6,720	(b)	$128,285
Steven H. Pruett	13,340	6,660	—	$17.00	July 16, 2011	(a)	6,720	(b)	$128,285
Kyle A. McGraw	13,340	6,660	—	$17.00	July 16, 2011	(a)	5,600	(b)	$106,904
Paul T. Horne	13,340	6,660	—	$17.00	July 16, 2011	(a)	5,600	(b)	$106,904
William M. Morris	6,660	6,660	—	$17.00	July 16, 2011	(a)	15,053	(b)(c)	$286,309	(e)
____________________

(a)	Options vest one-third annually commencing March 15, 2007 and expire five years from the grant date of July 17, 2006.

(b)	Includes the phantom units that were granted on February 4, 2008, which vest annually in one-third increments, beginning on the first anniversary of the grant date, over a three-year period.

(c)	Reflects the unvested portion of the 35,077 restricted units granted on March 15, 2006 which vest one-third annually commencing March 15, 2007.

(d)	Reflects the value of phantom units based on the closing price of our units on the NASDAQ Global Select Market on the grant date or February 4, 2008, of $19.09.

(e)	Reflects the value of restricted units based on the IPO price of $19.00 on January 11, 2007.

Option Exercises and Units Vested in 2008

     None of our named executive officers exercised unit options during 2008. Mr. Morris realized $238,868 of value on March 14, 2008 when 11,692 of his restricted units vested.

Equity Compensation Plan Information

     The following table provides information as of December 31, 2008 with respect to the units that may be issued under our existing equity compensation plans.

	Number of Securities	Weighted Average
	to be Issued Upon	Exercise Price of	Number of Securities
	Exercise of	Outstanding	Remaining Available For
	Outstanding Options,	Options, Warrants	Future Issuance Under
Plan Category	Warrants and Rights(b)	and Rights	Equity Compensation Plan
Equity compensation plans approved by
security holders	—	—	—
Equity compensation plans not approved by
security holders(a)	638,498	$19.97	1,236,001
Total	638,498	$19.97	1,236,001
____________________

(a)	Please read “Compensation Discussion and Analysis — Components of Compensation — Long-Term Incentive Compensation” for a description of the material features of the plan, including the awards that may be granted under the plan. This plan did not require approval by our limited partners.

(b)	Includes phantom units, unit options and Unit Appreciation Rights (“UARs”). These phantom units will be settled in cash unless the compensation committee determines that they should be settled in units. These UARs will be settled in cash or, at the discretion of the compensation committee, in units.

DIRECTOR COMPENSATION

     Officers or employees of our general partner and its affiliates who also serve as directors of our general partner did not receive additional compensation for their board service in 2008. In accordance with this policy, neither Cary D. Brown nor Kyle A. McGraw received any compensation for their service as a director in 2008. Each non-employee director and independent director was entitled to receive an annual retainer of $25,000 and up to $1,000 for each board of directors and committee meeting under one hour and $1,500 for each board of directors and committee meeting in excess of one hour for each meeting in excess of the four quarterly meetings scheduled each year. On August 26, 2008, the board of directors of our general partner approved an increase in the annual retainer for non-employee directors and independent directors from $25,000 to $40,000.

     Each non-employee director receives an annual grant of 2,500 units, generally corresponding to the service period between each annual election of the board members. In accordance with this policy, Messrs. Dale A. Brown, Granberry, Lawrence, Sullivan, and Vann received grants of 2,500 units on August 29, 2008 for their service on our general partner’s board of directors during the period of May 2008 to May 2009. Mr. Granberry received a grant of 583 units upon his election to the board of directors of our general partner on January 23, 2008, which number represents the then customary annual grant of 1,750 units to directors, pro rated for the length of Mr. Granberry’s initial term, with respect to the 2007 — 2008 service period.

     In addition to the annual retainer and units paid to board members, the chairmen of our audit, conflicts, compensation, and nominating and governance committees each received an annual retainer for their additional service. For 2008, Mr. Lawrence received $25,000 as chairman of the audit committee, Mr. Sullivan received $8,000 as chairman of both the conflicts committee and nominating and governance committee, and Mr. Vann received $15,000 as chairman of the compensation committee.

     Our general partner’s directors are eligible to receive awards under the LTIP but do not participate in any non-equity incentive plan, pension plan, or deferred compensation plan. Each non-employee director and independent director is reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.

     The following table sets forth the aggregate compensation awarded to, earned by or paid to our general partner’s directors during 2008.

Director Compensation for the 2008 Fiscal Year

							Change in
							Pension
							Value and
		Fees				Non-Equity	Nonqualified
		Earned	Unit		Option	Incentive Plan	Deferred	All Other
		or Paid	Awards		Awards	Compensation	Compensation	Compensation	Total
	Year	in Cash ($)	($)(a)		($)	($)	Earnings	($)	($)
Dale A. Brown	2008	$49,750	$50,225		—	—	—	—	$99,975
William R. Granberry	2008	$56,500	$62,585	(b)					$119,085
G. Larry Lawrence	2008	$85,750	$50,225		—	—	—	—	$135,975
William D. Sullivan	2008	$67,250	$50,225		—	—	—	—	$117,475
Kyle D. Vann	2008	$71,750	$50,225		—	—	—	—	$121,975
____________________

(a)	Reflects the aggregate grant date fair value computed in accordance with FAS 123(R), which reflects the market price of our units when issued on August 29, 2008.

(b)	Mr. Granberry was issued 583 units at $21.20 per unit on March 25, 2008. These units were granted on January 23, 2008 when Mr. Granberry was elected to the board of directors.

MANAGEMENT

Executive Officers

     The following table shows information for the executive officers of our general partner.

Name	Age	Position with Legacy Reserves GP, LLC
Cary D. Brown	42	Chief Executive Officer and Chairman of the Board
Steven H. Pruett	47	President, Chief Financial Officer and Secretary
Kyle A. McGraw	49	Director, Executive Vice President of Business Development and Land
Paul T. Horne	47	Executive Vice President of Operations
William M. Morris	56	Vice President, Chief Accounting Officer and Controller

     Officers of our general partner serve at the discretion of the board of directors. None of our executive officers and directors are related except for Dale A. Brown and Cary D. Brown, who are father and son.

     Cary D. Brown is Chairman of the board of directors of our general partner and Chief Executive Officer of our general partner and has served in such capacities since our founding in October 2005. Prior to October 2005, Mr. Brown co-founded two businesses, Moriah Resources, Inc. and Petroleum Strategies, Inc. Moriah Resources, Inc. was formed in 1992 to acquire oil and natural gas reserves. Petroleum Strategies, Inc. was formed in 1991 to serve as a qualified intermediary in connection with the execution of Section 1031 transactions for major oil companies, public independents and private oil and natural gas companies.

     Mr. Brown has served as Executive Vice President of Petroleum Strategies, Inc. since its inception in 1991. Mr. Brown served as an auditor for Grant Thornton in Midland, Texas from January 1990 to June 1991 and for Deloitte & Touche in Houston, Texas from June 1989 to December 1989. In 1995, Mr. Brown also founded and organized The Executive Oil Conference held in Midland, Texas, which draws over 300 oil and natural gas industry professionals each year. Mr. Brown has a Bachelor of Business Administration degree, with honors, from Abilene Christian University. Mr. Brown has 19 years of experience in the oil and natural gas industry with 17 years of experience in the Permian Basin.

     Steven H. Pruett is President, Chief Financial Officer and Secretary of our general partner and has served as President and Chief Financial Officer since our founding in October 2005. From January 2005 until he joined our general partner, Mr. Pruett served as a Managing Director at Quantum Energy Partners, a private equity group focused in the energy industry. From August 2004 to December 2004, Mr. Pruett was the President of PSI Management LLC, where his focus was investing in oil and natural gas projects in the Permian Basin. From June 2002 to July 2004, Mr. Pruett was the President of Petroleum Place and its subsidiary, P2 Energy Solutions, an acquisition and divestment advisor and accounting and land software systems developer serving over 100 public oil and natural gas companies. From June 2001 to June 2002, Mr. Pruett was employed by First Permian as its President and Chief Executive Officer until its sale to Energen Corporation. From April 2000 to May 2001, Mr. Pruett served as a Vice President of Enron North America Corp., where he managed 12 active oil and natural gas joint ventures and served as chairman of CGAS, an Appalachian oil and natural gas company. From April 1995 to March 2000, Mr. Pruett was President and Chief Executive Officer of First Reserve Oil & Gas Co., a Permian Basin and Oklahoma oil and natural gas property acquisition and exploitation company. Mr. Pruett has a Bachelor of Science degree in Petroleum Engineering, with high honors, from the University of Texas and a Master of Business Administration degree from Harvard Business School where he was a Baker Scholar. Mr. Pruett has 25 years of experience in the oil and natural gas industry with 20 years of experience in the Permian Basin.

     Kyle A. McGraw is a member of the board of directors of our general partner and also serves as the Executive Vice President of Business Development and Land of our general partner and has served in such capacities since our founding in October 2005. Mr. McGraw joined Brothers Production Company in 1983, and has served as its General Manager since 1991 and became President in 2003. During his 23 year tenure at Brothers Production Company, Mr. McGraw has served in numerous capacities including reservoir and production engineering, acquisition evaluation and land management. Mr. McGraw is a registered professional engineer (inactive status) in the state of Texas. Mr. McGraw has a Bachelor of Science degree in Petroleum Engineering from Texas Tech University. Mr. McGraw has 26 years of experience in the oil and natural gas industry in the Permian Basin.

     Paul T. Horne is Executive Vice President of Operations of our general partner and has served in such capacity since our founding in October 2005. From January 2000 to the present, Mr. Horne has served as Operations Manager of Moriah Resources, Inc. From January 1985 to January 2000, Mr. Horne worked for Mobil E&P U.S. Inc. in a variety of petroleum engineering and operations management roles primarily in the Permian Basin. Mr. Horne has a Bachelor of Science degree in Petroleum Engineering from Texas A&M University. Mr. Horne has 25 years of experience in the oil and natural gas industry with 23 years of experience in the Permian Basin.

     William M. Morris is Vice President, Chief Accounting Officer and Controller of our general partner and has served in such capacity since our founding in October 2005. From January 2000 until he joined our general partner in October 2005, Mr. Morris served as Financial Reporting Manager of Titan Exploration Inc. (from January 2000 through May 2000) and continued in that position upon Titan Exploration Inc.’s merger with the Permian Basin Business Unit of Unocal to form Pure Resources, Inc. (from May 2000 to January 2003) and most recently as a Financial Manager for Pure Resources, Inc. (from February 2003 to September 2005). Mr. Morris is a certified public accountant. Mr. Morris has a Bachelor of Science degree in Applied Mathematics, with honors, from the School of Engineering and Applied Science of the University of Virginia and a Master of Business Administration degree from Colgate Darden Graduate School of Business Administration of the University of Virginia. Mr. Morris has 28 years of experience in the oil and natural gas industry with 27 years of experience in the Permian Basin.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of our units as of April 3, 2009 for:

  each person known by us to be a beneficial owner of 5% or more of our outstanding units;

  each of the directors of our general partner;

  each named executive officer of our general partner; and

  all directors and executive officers of our general partner as a group.

     The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of April 3, 2009. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

     Except as indicated by footnote, to our knowledge the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

     Percentage of total units beneficially owned is based on 31,074,339 units outstanding as of April 3, 2009. The business address for the beneficial owners listed below is 303 W. Wall, Suite 1400, Midland, Texas 79701.

	Units Beneficially Owned
	Number	Percentage
Name of Beneficial Owner
Moriah Group(a)(b)	5,685,226	18.3%
Moriah Properties, Ltd.(a)(c)	5,129,189	16.5
Brothers Group(a)(d)	3,554,165	11.4
Brothers Production Properties, Ltd.(a)	2,748,236	8.8
Brothers Production Company, Inc.(a)(e)	2,926,302	9.4
MBN Properties LP	2,642,438	8.5
Directors and Officers
Dale A. Brown(a)(c)(f)	6,133,419	19.7
Cary D. Brown(a)(c)(g)(h)(i)(j)	5,758,277	18.5
William R. Granberry	11,583	*
Kyle A. McGraw(g)(h)(j)(k)	167,951	*
Kyle D. Vann	50,000	*
William D. Sullivan	14,000	*
G. Larry Lawrence	8,250	*
Steven H. Pruett(a)(g)(h)(j)(l)	321,666	1.0
Paul T. Horne(a)(g)(h)(j)(m)	148,742	*
William M. Morris(g)(h)(n)(o)	48,397	*
All directors and executive officers as a group (10 persons)	7,519,340	24.2
____________________

*	Percentage of units beneficially owned does not exceed 1%.

(a)	Assumes that the units held by MBN Properties LP will be distributed to the partners of MBN Properties LP, including Moriah Properties, Ltd., Brothers Production Properties, Ltd., Brothers Production Company, Inc., the Newstone Group, DAB Resources, Ltd. and H2K Holdings, Ltd. as follows:

Entity	Number
Moriah Properties, Ltd.	737,781
Brothers Production Properties, Ltd.	392,037
Brothers Production Company, Inc.	10,077
Brothers Operating Company, Inc.	4,079
Newstone Group	1,371,038
DAB Resources, Ltd.	22,881
H2K Holdings, Ltd.	59,395
J&W McGraw Properties, Ltd.	45,150
Total	2,642,438

(b)	Includes 13,756 units owned by Moriah Resources, Inc. and the units held by Moriah Properties, Ltd., as well as 542,281 units held by DAB Resources, Ltd., assuming that the units held by MBN Properties LP are distributed to partners of MBN Properties LP as described in footnote (a) above.

(c)	Includes 4,391,408 units held by Moriah Properties Ltd., of which 1,500,000 units are pledged as collateral pursuant to a customary brokerage arrangement.

(d)	Includes units held by Brothers Production Properties, Ltd. and Brothers Production Company, Inc. as well as 35,976 units held by Brothers Operating Company, Inc. and 591,887 units held by J&W McGraw Properties, Ltd., assuming that the units held by MBN Properties LP are distributed to partners of MBN Properties LP as described in footnote (a) above.

(e)	Brothers Production Company, Inc., in its capacity as general partner of Brothers Production Properties, Ltd., is deemed to beneficially own the partnership interests in us held by Brothers Production Properties, Ltd. as well as 167,989 units it holds directly, assuming that the units held by MBN Properties LP are distributed to partners of MBN Properties LP as described in footnote (a) above.

(f)	Mr. Dale A. Brown is deemed to beneficially own 13,756 units owned by Moriah Resources, Inc. and the units held by Moriah Properties, Ltd., as well as 542,281 units held by DAB Resources, Ltd., assuming that the units held by MBN Properties LP are distributed to partners of MBN Properties LP as described in footnote (a) above. Mr. Dale A. Brown and Mr. Cary D. Brown share voting and investment power with respect to the units held by Moriah Properties, Ltd. and Moriah Resources, Inc.

(g)	As described in a Schedule 13D filed on April 8, 2009 by Messrs. Cary D. Brown, McGraw, Pruett, Horne and Morris (the “Senior Management Team”), the Board of Directors received a proposal (the “Proposal”) on April 3, 2009 from Apollo Management VII, LP, a private equity fund (“Apollo Management”), to acquire all of the outstanding units of Legacy at a cash purchase price of $14.00 per unit, subject to adjustment for any distributions paid to the limited partners of Legacy. In the letter submitting the Proposal, Apollo Management stated that the Senior Management Team informed Apollo Management that if the Board of Directors approves the transaction, the Senior Management Team expects to support the approved transaction and invest with Apollo Management in the acquisition of Legacy. As a result, the Senior Management Team may be deemed to be a “group” as that term is used in Section 13(d)(3) of the Exchange Act. There can be no assurance that a transaction pursuant to the Proposal will be consummated.

(h)	Does not include grants of 16,240 phantom units to Cary D. Brown and Steven H. Pruett, grants of 13,533 phantom units to Kyle A. McGraw and Paul T. Horne and a grant of 8,120 phantom units to William M. Morris.

(i)	Mr. Cary D. Brown is deemed to beneficially own 13,756 units owned by Moriah Resources, Inc. and the units held by Moriah Properties, Ltd., assuming that the units held by MBN Properties LP are distributed to partners of MBN Properties LP as described in footnote (a) above. Mr. Dale A. Brown and Mr. Cary D. Brown share voting and investment power with respect to the units held by Moriah Properties, Ltd. and Moriah Resources, Inc.

(j)	Includes 20,000 units that may be acquired upon the exercise of vested options.

(k)	Mr. McGraw is deemed to beneficially own the 147,951 units held by Kyle A. McGraw Family Holdings, Ltd.

(l)	Mr. Pruett is deemed to beneficially own the 296,935 units held by SHP Capital LP, assuming that the units held by MBN Properties LP are distributed to partners of MBN Properties LP as described in footnote (a) above and that the Newstone Group further distributes the units it receives pro rata to its partners, including 248,459 units to SHP Capital LP.

(m)	Mr. Horne is deemed to beneficially own the 121,684 units held by H2K Holdings, Ltd., assuming that the units held by MBN Properties LP are distributed to partners of MBN Properties LP as described in footnote (a) above.

(n)	Includes 35,077 restricted units Mr. Morris was granted upon the closing of our March 2006 private equity offering.

(o)	Includes 13,320 units that may be acquired upon the exercise of vested options.

     The following table sets forth the beneficial ownership of equity interests of Legacy Reserves GP, LLC:

Name of Beneficial Owner	Equity Interest
Dale A. Brown(a)(b)	55.0%
Cary D. Brown(b)(c)	51.0
Kyle A. McGraw	—
William R. Granberry	—
Steven H. Pruett(d)	2.1
Kyle D. Vann	—
William D. Sullivan	—
G. Larry Lawrence	—
Paul T. Horne	0.4
William M. Morris	—
All directors and executive officers as a group (10 persons)	57.5
____________________

(a)	Assumes that the equity interests held by MBN Properties LP will be distributed to the partners of MBN Properties LP, including Moriah Properties, Ltd., Brothers Production Properties, Ltd., Brothers Production Company, Inc. and the Newstone Group.

(b)	Includes a 44.5% equity interest held by Moriah Properties, Ltd. and a 4.0% equity interest held by DAB Resources, Ltd.

(c)	Includes a 44.5% equity interest held by Moriah Properties, Ltd.

(d)	Assumes that the equity interests beneficially owned by the Newstone Group will be distributed to the members of the Newstone Group, including an entity controlled by Mr. Pruett.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Moriah Group, the Brothers Group, H2K Holdings and MBN Properties, or our Founding Investors, including members of our general partner’s management team and directors, own an aggregate of 12,102,764 units, which represents a 39% limited partner interest in us. In addition, our general partner owns less than a 0.1% general partner interest in us.

Distributions and Payments to Our General Partner and Its Affiliates

     The following table summarizes the distributions and payments made or to be made by us to our general partner and our Founding Investors in connection with our formation, ongoing operation and any liquidation of the Partnership. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations.

Distributions of available cash to our general partner and our Founding Investors

We will generally make cash distributions of approximately 99.9% to the unitholders pro rata, including our Founding Investors and members of our general partner’s management team and directors, as the holders of an aggregate of 12,102,764 units, and approximately 0.1% to our general partner.

Assuming we have sufficient available cash to pay the full amount of our current quarterly distribution on all of our outstanding units for four quarters, our general partner would receive an annual distribution of approximately $38,087 on its approximate 0.1% general partner interest, and our Founding Investors, including members of our general partner’s management team and directors, would receive approximately $25.2 million on their units.

Payments to our general partner

Our general partner is entitled to reimbursement for all expenses it incurs on our behalf. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith.

Withdrawal or removal of our general partner

If our general partner withdraws or is removed, its general partner interest will either be sold to the new general partner for cash or converted into units, for an amount equal to the fair market value of that interest.

Distribution Upon Liquidation

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Transactions with Related Persons

Office Leases

     TCTB Partners, a limited partnership of which Dale A. Brown, Cary D. Brown and Kyle A. McGraw are limited partners, owns the office building in which the principal offices of the Moriah Group, Brothers Group and Petroleum Strategies, Inc. are located. We assumed the existing leases in 2006 for 15,000 square feet of office space. The annual rental payable to TCTB Partners is $95,952, without respect to property taxes and insurance. We also sublease 2,805 square feet of our space to Petroleum Strategies, Inc. at the same rate per square foot that we are charged by TCTB Partners.

     In August 2006 we entered in to an additional lease of 20,000 square feet, having an initial five year term with a five year renewal option, with TCTB Partners. Under this additional lease, we occupied 10,000 square feet in 2006, and another 10,000 square feet in June 2007. From September 2006 through May 2007, the monthly rent exclusive of property taxes and insurance was $2,333. From June 2007 through August 2009, the monthly rent exclusive of property taxes and insurance is $5,833.

Other

     Travis McGraw, the brother of Kyle A. McGraw, Executive Vice President of Business Development and Land and a member of the board of directors of our general partner, is an employee of the Partnership serving as our Marketing, Revenue, and Regulatory Reporting Coordinator. We paid Travis McGraw $110,450 as compensation for his services during the year ended December 31, 2008. Travis McGraw’s current annual salary is $107,696 plus a discretionary, non-guaranteed bonus. Additionally, during the year ended December 31, 2008, we retained Scott McGraw, also the brother of Kyle McGraw, as an independent contractor to perform engineering services. We paid Scott McGraw $51,000 during this time as compensation for his services and expect to pay him approximately $12,500 per quarter in 2009 for his contract engineering services.

Review, Approval and Ratification of Transactions with Related Persons

     Our partnership agreement contains specific provisions that address potential conflicts of interest between our general partner and its affiliates, on one hand, and us and our subsidiaries, on the other hand. Whenever such a conflict of interest arises, our general partner will resolve the conflict. Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of the board of directors of our general partner, which is comprised of independent directors. Our partnership agreement provides that our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or to our unitholders if the resolution of the conflict is:

  approved by the conflicts committee;

  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

     If our general partner does not seek approval from the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the Partnership, unless the context otherwise requires.

     In addition, our code of ethics requires that all employees, including employees, officers and members of the board of directors of our general partner, avoid or disclose any activity that may interfere, or have the appearance of interfering, with their responsibilities to us and our unitholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No current executive officer served as a member of the board or directors or compensation committee of any other entity (other than our subsidiaries) that has or has had one or more executive officers serving as a member of the board of directors of our general partner or the compensation committee of our general partner.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     BDO Seidman, LLP was our independent registered public accounting firm for our 2008 audit. In connection with this audit, we entered into an engagement agreement with BDO Seidman, LLP, which sets forth the terms by which BDO Seidman, LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures. A representative of BDO Seidman, LLP will attend our annual meeting. The representative will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

     In 2008, the audit committee established a policy regarding pre-approval of all audit and non-audit services provided by our independent registered public accounting firm. The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, and other services. Pre-approval is detailed as to the specific service or category of service and is subject to a specific approval.

     The aggregate fees for professional services rendered by our principal accountants, BDO Seidman, LLP, for the years ended December 31, 2008 and 2007 were:

	Year Ended December 31,
	2008	2007
Audit Fees	$996,385	$604,018
Audit Related Fees	$42,885	$328,467
Tax Fees	$—	$—
All Other Fees (Executive compensation study)	$24,900	$—
Total	$1,064,170	$932,485

     In the above table, “Audit Fees” are fees we paid for professional services for the audit of our Consolidated Financial Statements included in our annual report on Form 10-K or for services that are normally provided by our principal accountants in connection with statutory and regulatory filings or engagements and fees for Sarbanes-Oxley 404 audit work. “Audit-Related Fees” are fees billed for assurance and related services in connection with acquisition transactions and related regulatory filings.

AUDIT COMMITTEE REPORT FOR FISCAL YEAR 2008

     The audit committee is responsible for overseeing the Partnership’s financial reporting process, reviewing the financial information that will be provided to unitholders and others, monitoring internal accounting controls, selecting our independent auditors and providing to the board of directors of Legacy Reserves GP, LLC, such additional information and materials as we may deem necessary to make the board of directors of Legacy Reserves GP, LLC, aware of significant financial matters. We operate under a written audit committee charter adopted by the board of directors of Legacy Reserves GP, LLC.

     We have reviewed and discussed the audited financial statements of the Partnership for the fiscal year ended December 31, 2008 with management and BDO Seidman, LLP, our independent auditor for the fiscal year ended December 31, 2008. In addition, we have discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). We also have received the written disclosures and the letter from BDO Seidman, LLP, as required by the Public Company Accounting Oversight Board Rule 3526 and we have discussed the independence of BDO Seidman, LLP with that firm.

     We, the members of the audit committee, are not professionally engaged in the practice of auditing or accounting nor are we experts in the fields of accounting or auditing, including determination of auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors. Accordingly, our oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with the auditing standards of the Public Company Accounting Oversight Board, or that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America.

     Based upon the discussions referred to above, the audit committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Members of the audit committee of the Board of
Directors of Legacy Reserves GP, LLC

G. Larry Lawrence (Chairman)
William D. Sullivan
William R. Granberry

OTHER MATTERS

Required Vote

     Only holders of units as of the Record Date will be entitled to vote in person or by proxy at the Annual Meeting. A majority of issued and outstanding units as of the Record Date represented at the meeting in person or by proxy and entitled to vote at the meeting will constitute a quorum for the transaction of business.

     Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be included in vote totals and will not affect the outcome of the vote. Provided that a quorum is present at the meeting, the director nominees who receive the greatest number of votes cast for election by unitholders entitled to vote therefor will be elected directors by plurality vote.

Section 16(a) Beneficial Ownership Reporting Compliance

     Under Section 16(a) of the Exchange Act, directors, certain officers, and beneficial owners of 10% or more of any class of the Partnership’s units, or Reporting Persons, are required from time to time to file with the SEC and NASDAQ reports of ownership and changes of ownership. Reporting Persons are required to furnish the Partnership with copies of all Section 16(a) reports they file. Based solely on its review of forms and written representations received from Reporting Persons by it with respect to the fiscal year ended December 31, 2008, the Partnership believes that all filing requirements applicable to the general partner’s officers and directors and the Partnership’s greater than 10% unitholders have been met.

Unitholder Proposals

     Any unitholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the 2010 annual meeting of unitholders must submit the proposal to us on or before December 18, 2009. Any such proposals should be timely sent to our Secretary at 303 W. Wall, Suite 1400, Midland, Texas 79701. Such proposal must meet all of the requirements of the SEC to be eligible for inclusion in our 2010 proxy materials. Furthermore, proposals by unitholders may be considered untimely if we have not received notice of the proposal within the deadline set under the SEC rules. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware limited partnership act or the law of any other state in which we are qualified to do business.

Communications with Directors or the Board of Directors

     Unitholders wishing to communicate with the general partner’s board of directors should send any communication to our Secretary at 303 W. Wall, Suite 1400, Midland, Texas 79701. Any such communication should state the number of units beneficially owned by the unitholder making the communication. Communications received are distributed to the board or to any individual director or directors as appropriate, depending upon the directions and the facts and circumstances outlined in the communication. The board of directors has directed the Secretary to forward such communication to the full board of directors or to any individual director or directors to whom the communication is directed, excluding only any communication that does not relate to the business or affairs of the Company or the function or duties of the board of directors or any of its committees, or is a job inquiry or an advertisement or other commercial solicitation or communication.

Availability of Annual Report

     The Annual Report to Unitholders of the Partnership for the year ended December 31, 2008, including audited financial statements, is enclosed with this proxy statement but does not constitute a part of the proxy soliciting material. The Partnership will furnish a copy of its Annual Report for the year ended December 31, 2008, without exhibits, free of charge to each person who forwards a written request to our Secretary at 303 W. Wall, Suite 1400, Midland, Texas 79701.

Using a black ink pen mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

☐ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ☐
A	Election of Directors – The Board of Directors recommends a vote FOR all the nominees listed.	+
1.	Nominees to serve a one-year term:	01 – Cary D. Brown 04 – G. Larry Lawrence 07 – Kyle D. Vann	02 – Kyle A. McGraw 05 – William D. Sullivan	03 – Dale A. Brown 06 – William R. Granberry
☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

☐	For all EXCEPT – To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	01 ☐	02 ☐	03 ☐	04 ☐	05 ☐	06 ☐	07 ☐
B

Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.		Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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☐ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ☐

Proxy – Legacy Reserves LP

303 W. Wall, Suite 1400
Midland, Texas 79701

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF LEGACY RESERVES GP, LLC FOR THE ANNUAL MEETING OF UNITHOLDERS OF LEGACY RESERVES LP TO BE HELD ON MAY 14, 2009

The undersigned hereby appoints Steven H. Pruett and William M. Morris, and each of them, any one of whom may act without joinder of the other, with full power of substitution, resubstitution and ratification, attorneys and proxies of the undersigned to vote all units representing limited partnership interests of Legacy Reserves LP which the undersigned is entitled to vote at the annual meeting of unitholders to be held at the Hilton Midland Plaza located at 117 W. Wall, on Thursday, May 14, 2009 at 10:30 a.m., Midland, Texas time, and at any adjournment or postponement thereof, in the manner stated herein as to the matters set forth in the Notice of Annual Meeting and Proxy Statement, and in their discretion on any other matter that may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED IN ITEM 1 AND, IN THE DISCRETION OF THE PROXIES, WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THE BOARD OF DIRECTORS OF LEGACY RESERVES GP, LLC RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF UNITHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH. PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE.

(To be Voted and Signed on Reverse Side)